The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159748

Subject to Completion Dated September 28, 2009

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 4, 2009)

$    ,000,000

Weyerhaeuser Company

% Notes due 2019

The notes will mature on           , 2019. Weyerhaeuser Company may redeem the notes, in whole at any time or from time to time in part, at the redemption prices described in this prospectus supplement. The notes will not be subject to any sinking fund provisions.

If we experience a Change of Control Triggering Event (as defined), we will be required to offer to purchase the notes from holders. See “Description of Notes — Offer to Purchase Upon Change of Control Triggering Event.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Weyerhaeuser
Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2009 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company on or about October   , 2009.

Joint Book-Running Managers

Morgan Stanley	Deutsche Bank Securities	J.P. Morgan

September   , 2009

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, if applicable, any free writing prospectus we may provide you in connection with this offering. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference and, if applicable, any free writing prospectus we may provide you in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Statements contained in this prospectus supplement, the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference and any free writing prospectus we may provide you in connection with this offering as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus constitutes a part or to a document incorporated or deemed to be incorporated by reference in the registration statement, each of those statements being qualified in all respects by this reference.

In this prospectus supplement, references to “Weyerhaeuser,” “we,” “our” and “us” mean Weyerhaeuser Company including, unless the context otherwise requires or otherwise expressly stated, its subsidiaries; and references to “Weyerhaeuser Company” mean Weyerhaeuser Company excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which are incorporated by reference in the accompanying prospectus, in addition to the other risks and uncertainties discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference. Those risks and uncertainties are not the only ones we face.

The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

The notes will not be secured by any of our assets. As a result, the notes will be effectively subordinated to any secured debt that we or any of our subsidiaries may incur to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding of us or any of our subsidiaries, the holders of our secured debt or the secured debt of those subsidiaries, as the case may be, may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before those assets may be used to pay other creditors, including the holders of the notes. Although the indenture that will govern the notes contains certain limitations on the ability of us and certain of our subsidiaries to incur indebtedness for borrowed money secured by liens on certain properties and to enter into certain sale and leaseback transactions involving any real property in the United States, those limitations are subject to significant exceptions.

The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

Weyerhaeuser Company, the issuer of the notes, owns substantially all of our timberlands, mineral interests and a limited amount of other assets. Other than our timberlands and those mineral interests and other assets, our operations are conducted and our assets are owned by subsidiaries of Weyerhaeuser Company. The notes will be the obligations of Weyerhaeuser Company exclusively and none of its subsidiaries has guaranteed the notes. Moreover, although Weyerhaeuser NR Company, or “WNR,” a wholly-owned subsidiary of Weyerhaeuser Company, will enter into an assignment and assumption agreement, or the “Second Assumption Agreement,” pursuant to which WNR will agree, among other things, to satisfy Weyerhaeuser Company’s payment obligations under the notes, the Second Assumption Agreement will provide that it is intended solely for the benefit of Weyerhaeuser Company and WNR (and their respective successors and assigns). No other person (including, without limitation, any holder of any notes offered hereby and the trustee under the indenture that will govern the notes) will be entitled to any rights or benefits under the Second Assumption Agreement or to commence or pursue any action or proceeding to enforce any provision thereof. See “ — Holders of the notes will not have the right to enforce the provisions of the Second Assumption Agreement and the Second Assumption Agreement may be amended, supplemented or terminated without the consent of holders of the notes” below.

Accordingly, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, guarantees and lease and letter of credit obligations, of Weyerhaeuser Company’s subsidiaries. As a result, Weyerhaeuser Company’s right to receive assets upon the liquidation, dissolution, bankruptcy or similar proceeding of any of its subsidiaries, and your consequent right to participate in the assets of any such subsidiary, are subject to the claims of such subsidiary's creditors, except to the extent that Weyerhaeuser Company may itself be a creditor with recognized claims against such subsidiary. Even if Weyerhaeuser Company is recognized as a creditor of one or more of its subsidiaries, its claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to its claims. Neither the notes nor the indenture under which the notes will be issued will contain any limitation on the ability of WNR or any of Weyerhaeuser Company’s other subsidiaries to incur indebtedness or other liabilities or to assume, guarantee or enter into any support or assumption agreement for the benefit of any other indebtedness, credit facilities or other obligations of Weyerhaeuser Company.

Depending upon business conditions, Weyerhaeuser Company may derive a significant portion of its revenues from its subsidiaries. As a result, Weyerhaeuser Company’s cash flow and ability to service its debt and other obligations, including the notes, may depend on the results of operations of its subsidiaries and upon the ability of its subsidiaries to provide Weyerhaeuser Company with cash to pay amounts due on its obligations, including the notes. Weyerhaeuser Company’s subsidiaries are separate and distinct legal entities and, except for the obligations of WNR under the Second Assumption Agreement, have no legal obligation to make payments on the notes or to make funds available to Weyerhaeuser Company for that purpose. Dividends, loans or other distributions to Weyerhaeuser Company by its subsidiaries may be subject to contractual and other restrictions, are dependent upon the results of operations of those subsidiaries, are subject to satisfaction by those subsidiaries of their obligations, and are subject to other business considerations.

The amount of our indebtedness could adversely affect our business.

Our “earnings” have been insufficient to cover our “fixed charges” (as those terms are defined below under “Ratio of Earnings to Fixed Charges”) for fiscal years 2007 and 2008 and for the six months ended June 30, 2009. See “Ratio of Earnings to Fixed Charges” below. If we are unable to generate sufficient cash to repay or to refinance our debt as it comes due, this would have a material adverse effect on our business and the market value of the notes.

As of June 30, 2009, we had a total of approximately $6 billion of outstanding indebtedness, including long-term debt and short-term debt. We also have the ability to incur a substantial amount of additional indebtedness under our bank credit facilities.

Neither the notes nor the indenture that will govern the notes will limit the amount of indebtedness that we or our subsidiaries may incur. Although the indenture contains certain limitations on the ability of us and certain of our subsidiaries to incur indebtedness for borrowed money secured by liens on certain properties and to enter into certain sale and leaseback transactions involving any real property in the United States, those limitations are subject to significant exceptions. In addition, the indenture does not require us to comply with any financial covenants based upon our results of operations or financial condition. As a result, we and our subsidiaries could, in the future, incur indebtedness and enter into transactions that could negatively affect the holders of the notes and the market value of the notes.

Our leverage could have important consequences to purchasers of the notes in this offering, including the following:

•	we may be required to dedicate a substantial portion of our available cash to payments of principal of and interest on our indebtedness,
•	our ability to access credit markets on terms we deem acceptable may be impaired, and
•	our leverage may limit our flexibility to adjust to changing market conditions.

We will continue to consider electing real estate investment trust status for U.S. federal income tax purposes, which would require that we make a substantial distribution to our shareholders.

As previously announced, we may elect to be treated as a “real estate investment trust,'' or “REIT,'' under the Internal Revenue Code of 1986, as amended, or the “Code.'' However, we cannot predict if or when we will elect to be treated as a REIT. Election of REIT status would require that we make a one-time distribution to our shareholders of our accumulated earnings and profits (as calculated for U.S. federal income tax purposes), either in cash or a combination of cash and shares of our capital stock or other property. We have not calculated the final amount that would have to be distributed, although we estimate that, if we were to elect to be treated as a REIT for 2009, this amount, calculated as of December 31, 2008, would be approximately $6.4 billion. Recent private letter rulings issued by the Internal Revenue Service to third parties, which we may not rely on as binding authority, have allowed capital stock to be used to pay up to 80% of the distribution of accumulated earnings and profits, with the remaining amount paid in cash (which, in our case, would be approximately $1.3 billion in cash assuming a total distribution of $6.4 billion). Distribution of this amount in cash could adversely affect our liquidity or financial condition depending on how the distribution is financed.

Charges relating to restructurings, facilities closures, workforce reductions and similar transactions may adversely affect our results of operations

As discussed in our filings with the Securities and Exchange Commission that are incorporated by reference in the accompanying prospectus, we have completed, and continue to evaluate possible additional, restructurings, facilities closures, workforce reductions, benefit changes and similar actions (collectively, “restructurings”). As a result, we have incurred and may continue to incur charges relating to asset impairments, facilities closures, severance and pension and post-retirement benefit plan curtailments and settlements. Charges from past and any future restructurings may adversely affect our results of operations.

Federal and state laws could allow courts, under specific circumstances, to void WNR’s obligations under the Second Assumption Agreement and to require you to return any payments received from WNR.

In connection with this offering, Weyerhaeuser Company, the issuer of the notes, and WNR will enter into the Second Assumption Agreement pursuant to which WNR will agree, among other things, to assume the performance of all payment obligations of Weyerhaeuser Company under the notes and to satisfy those payment obligations by making those payments either directly to holders of the notes (or to a trustee on their behalf) or directly to Weyerhaeuser Company as reimbursement in the event Weyerhaeuser Company itself is required to make those payments. See “Description of Notes — Second Assumption Agreement” and “ — Additional Covenants.” In addition to the other risks described in this prospectus supplement, the Second Assumption Agreement could be subject to review as a fraudulent transfer under federal bankruptcy law and comparable provisions of state fraudulent transfer laws in the event a bankruptcy or reorganization case is commenced by or on behalf of WNR or if a lawsuit is commenced against WNR by or on behalf of an unpaid creditor of WNR. Although the elements that must be found for the Second Assumption Agreement to be determined to be a fraudulent transfer vary depending upon the law of the jurisdiction that is being applied, as a general matter, if a court were to find that, at the time WNR entered into the Second Assumption Agreement:

•	it entered into the Second Assumption Agreement to delay, hinder or defraud present or future creditors; or
•	it received less than reasonably equivalent value or fair consideration for entering into the Second Assumption Agreement, and
•	was insolvent or rendered insolvent by reason of entering into the Second Assumption Agreement; or
•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or
•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature,

then the court could void WNR’s obligations under the Second Assumption Agreement, subordinate WNR’s obligations under the Second Assumption Agreement to other debt or obligations of WNR or take other action detrimental to holders of the notes, including directing the return of any payments received from WNR pursuant to its obligation under the Second Assumption Agreement to satisfy Weyerhaeuser Company’s payment obligations under the notes.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, WNR would be considered insolvent if, at the time it entered into the Second Assumption Agreement:

•	the present fair value of its assets was less than the amount that would be required to pay its liabilities on its existing debts, including contingent liabilities, as they become due; or
•	it could not pay its debts as they become due.

We cannot be sure of the standard that a court would use to determine whether or not WNR was solvent at the relevant time, or, regardless of the standard that the court uses, that the Second Assumption Agreement would not be voided or subordinated to other debt or obligations of WNR. Moreover, the Second Assumption

Agreement could also be subject to the claim that, because it was entered into for the benefit of Weyerhaeuser Company, and only indirectly for the benefit of WNR, the obligations of WNR were incurred for less than fair consideration.

As discussed above, Weyerhaeuser may elect to be treated as a REIT under the Code. A REIT is required to meet various qualification tests imposed under the Code, including tests concerning the composition of its income and assets. Weyerhaeuser Company, the issuer of the notes, transferred assets, other than timberlands, mineral interests and a limited amount of other assets, to its newly formed subsidiary WNR on January 1, 2009. In connection with this transfer of assets, Weyerhaeuser and WNR entered into an assumption agreement dated as of January 1, 2009, or the “Original Assumption Agreement,” pursuant to which WNR agreed to assume the performance of all payment obligations of Weyerhaeuser Company under certain outstanding indebtedness of Weyerhaeuser Company and to satisfy those payment obligations by making those payments either directly to holders of that indebtedness (or a trustee acting on their behalf) or directly to Weyerhaeuser Company as reimbursement in the event Weyerhaeuser Company itself is required to make those payments. The Original Assumption Agreement is intended solely for the benefit of Weyerhaeuser Company and WNR, which means that no other person (including any holder of indebtedness covered by the Original Assumption Agreement and any trustee acting on their behalf) is entitled to any rights or benefits under the Original Assumption Agreement or to commence or pursue any action or proceeding to enforce any provision thereof. See “Description of Notes — Original Assumption Agreement.”

As of September 28, 2009, approximately $5.0 billion aggregate principal amount of Weyerhaeuser Company’s outstanding indebtedness was covered by the Original Assumption Agreement. Neither the notes offered by this prospectus supplement nor any other indebtedness or credit facilities are covered by or entitled to any benefit under the Original Assumption Agreement.

WNR’s obligations under the Original Assumption Agreement are generally subject to the same types of fraudulent transfer and similar risks as its obligations under the Second Assumption Agreement. However, because certain facts surrounding each transaction are different, there can be no assurance that courts applying fraudulent transfer or similar laws would treat WNR’s obligations under the Second Assumption Agreement in the same manner as its obligations under the Original Assumption Agreement. For example, Weyerhaeuser Company transferred assets, other than its timberlands, mineral interests and a limited amount of other assets, to its newly formed subsidiary WNR at the time Weyerhaeuser Company and WNR entered into the Original Assumption Agreement, while, in connection with this offering, Weyerhaeuser Company intends to contribute to WNR cash and/or other property with an aggregate value at least equal to the gross proceeds from the sale of the notes in this offering.

As a result of differences in the type and amount of property conveyed to WNR in connection with, and the amount of Weyerhaeuser Company indebtedness covered by, the Original Assumption Agreement and the Second Assumption Agreement or other factors, a court could treat WNR’s obligations under the Original Assumption Agreement and the Second Assumption Agreement differently. For example, a court could void or subordinate WNR’s obligations under the Second Assumption Agreement or direct the return of payments received from WNR under the Second Assumption Agreement while not taking similar action under the Original Assumption Agreement. As a result, there can be no assurance that, as a result of the application of fraudulent transfer or similar laws, WNR’s obligations in respect of the notes pursuant to the Second Assumption Agreement will not differ, perhaps substantially, from its obligations in respect of the indebtedness covered by the Original Assumption Agreement, which could adversely affect holders of the notes compared to holders of debt securities covered by the Original Assumption Agreement.

Certain instruments and agreements that could be subject to review as fraudulent transfers may include a provision to the effect that the obligations of the applicable party thereunder are limited to the maximum extent as will, after giving effect to other contingent and fixed liabilities of such party, result in the obligations of such party under such instrument or agreement, as the case may be, not constituting a fraudulent conveyance or fraudulent transfer under applicable law. These provisions, which are sometimes referred to as “fraudulent conveyance savings clauses,” are included because they may allow a court to conclude that at least a portion of the obligations under such instrument or agreement do not constitute a fraudulent transfer and therefore may remain in effect, rather than voiding or subordinating that instrument or agreement in its entirety or directing the return of all payments made by the applicable party thereunder. The Second Assumption Agreement (like the Original Assumption Agreement) does not contain a fraudulent conveyance savings clause, which may adversely affect the holders of the notes if a court were to determine that it constituted a fraudulent conveyance.

Holders of the notes will not have the right to enforce the provisions of the Second Assumption Agreement and the Second Assumption Agreement may be amended, supplemented or terminated without the consent of the holders of the notes.

The Second Assumption Agreement will provide that it is intended solely for the benefit of Weyerhaeuser Company and WNR (and their respective successors and assigns). No other person (including, without limitation, any holder of any notes offered hereby and the trustee under the indenture governing the notes) will be entitled to any rights or benefits under the Second Assumption Agreement or to commence or pursue any action or proceeding to enforce any provision thereof. Accordingly, neither any holder of notes nor the trustee under the indenture governing the notes will be entitled to any right or benefit under the Second Assumption Agreement or to enforce the terms of the Second Assumption Agreement against Weyerhaeuser Company or WNR or to institute any proceedings for that purpose. Moreover, subject to compliance with the provisions described below under “Description of Notes — Additional Covenants,” Weyerhaeuser Company and WNR may amend, supplement or terminate the Second Assumption Agreement at any time without the consent of holders of the notes, such trustee or any other person.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

As described under “Description of Notes — Offer to Purchase Upon Change of Control Triggering Event,” we will be required to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event (as defined). If that were to occur, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes when due would constitute a default under the indenture that will govern the notes, and, under cross-default provisions, could also result in defaults in respect of other indebtedness and allow holders of that other indebtedness to demand immediate repayment, any of which could have a material adverse effect on us and on the market value of the notes.

The Change of Control Offer provisions of the notes may not provide protection in the event of certain transactions or in certain other circumstances.

The Change of Control Offer (as defined) provisions of the notes require us to offer to repurchase the notes upon the occurrence of certain events. See “Description of Notes — Offer to Purchase Upon Change of Control Triggering Event.” These provisions may not provide holders of notes protection in the event of highly leveraged transactions, reorganizations, restructurings, mergers, or similar transactions involving us that may adversely affect holders of notes. In particular, such a transaction may not give rise to a Change of Control Triggering Event (as defined), in which case we would not be required to make a Change of Control Offer.

In addition, under clause (c) of the definition of Change of Control appearing below under “Description of Notes — Offer to Purchase Upon Change of Control Triggering Event,” a Change of Control will occur when a majority of the members of Weyerhaeuser’s board of directors are not “Continuing Directors” (as defined). In a recent decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a “change of control” under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. Therefore, in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but approves them as “Continuing Directors,” holders of the notes may not be entitled to require us to make a Change of Control Offer.

Moreover, clause (b) of the definition of Change of Control appearing below under the caption “Description of Notes — Offer to Purchase Upon Change of Control Triggering Event” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Weyerhaeuser and its subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Weyerhaeuser to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of Weyerhaeuser and its subsidiaries, taken as a whole, may be uncertain.

Downgrades or other changes in our credit ratings that may occur could affect our financial results and reduce the market value of the notes.

The credit ratings assigned to our unsecured indebtedness, including the notes, may affect our ability to obtain new financing and the costs of our financing, as well as the market value of the notes. Credit rating agencies reassess their ratings for the companies that they follow, including us, on an ongoing basis. It is possible that rating agencies may downgrade our credit ratings, place our credit ratings on negative watch or assign our credit ratings a negative outlook. Any of these events could increase our cost of capital and make our efforts to raise capital more difficult and, in turn, adversely affect our financial results, and could also adversely affect the market value of the notes.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities with no established trading market, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, an active trading market for the notes may not develop or, if one does develop, it may not be sustained or provide adequate liquidity. If an active trading market fails to develop, cannot be sustained or does not provide adequate liquidity, you may not be able to resell your notes at their fair market value or at a price you consider appropriate or at all.

SPECIAL NOTICE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in the accompanying prospectus contain statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

These statements:

•	use forward-looking terminology,
•	are based on various assumptions we make, and
•	may not be accurate because of risks and uncertainties surrounding the assumptions that we make.

Factors listed in this section — as well as other factors not included — may cause our actual results to differ from our forward-looking statements. There is no guarantee that any of the events anticipated by our forward-looking statements will occur or, if any of the events occur, there is no guarantee what effect they will have on our operations or financial condition.

We will not update the forward-looking statements contained in any document after the date of that document.

Forward-Looking Terminology

Some forward-looking statements discuss our plans, strategies and intentions. They use words such as expects, may, will, believes, should, approximately, anticipates, estimates, and plans. In addition, these words may use the positive or negative or a variation of those terms.

Statements

We make forward-looking statements of our expectations, including our expectations for the third quarter of 2009, regarding:

•	our markets;
•	fee timber harvest levels, including anticipated additional harvest deferrals and lower log sales realization, in our timberlands business segment;
•	sales of non-strategic timberlands;
•	the effect of anticipated increased operating efficiencies and cost control measures in our wood products business segment;
•	demand and pricing for our wood products;
•	decreased expenses for annual planned maintenance and operations in our cellulose fibers business segment;
•	average pulp price realizations;
•	home sale closings and prices;
•	results of operations and performance of our business segments; and
•	capital expenditures for environmental compliance and costs of cleanup, the adequacy of our reserves for environmental matters and the amount by which remediation costs may exceed reserves.

We base our forward-looking statements on a number of factors, including the expected effect of:

•	the economy;
•	foreign exchange rates, primarily the Canadian dollar and Euro;
•	adverse litigation outcomes and the adequacy of reserves;
•	regulations;

•	changes in accounting principles;
•	the effect of implementation or retrospective application of accounting methods;
•	contributions to pension plans;
•	projected benefit payments;
•	projected tax rates;
•	Internal Revenue Service audit outcomes and timing of settlements; and
•	other related matters.

For additional information regarding forward-looking statements, see “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

Risks, Uncertainties and Assumptions

The major risks and uncertainties — and assumptions that we make — that affect our business include, but are not limited to:

•	general economic conditions, including the level of interest rates, appraised values, availability of financing for home mortgages, strength of the U.S. dollar, employment rates and housing starts;
•	market demand for our products, which is related to the strength of the various U.S. business segments and economic conditions;
•	successful execution of our internal performance plans, including restructurings and cost reduction initiatives;
•	changes in our business support functions and support costs;
•	performance of our manufacturing operations, including maintenance requirements and operating efficiencies;
•	changes in legislation or tax rules;
•	raw material prices;
•	energy prices;
•	transportation costs;
•	level of competition from domestic and foreign producers;
•	forestry, land use, environmental and other governmental regulations;
•	legal proceedings;
•	weather;
•	loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
•	changes in accounting principles;
•	performance of pension fund investments and related derivatives;
•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation; and
•	the other factors described under “Risk Factors” in this prospectus supplement.

For some additional risks and uncertainties that affect our business, see “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

Exporting Issues

We are a large exporter, affected by changes in:

•	economic activity in Europe and Asia, especially Japan and China;
•	currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar; and
•	restrictions on international trade or tariffs imposed on imports.

Market Data

The information in the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus include statements regarding the forest products and home building industries, the U.S. and global economy and related matters. These include statements regarding:

•	changes in the economy in the U.S., Asia, particularly Japan and China, and other parts of the world;
•	the number of U.S. single family home starts and factors affecting U.S. housing starts and sales, including changes in gross domestic product, job losses and unemployment;
•	changes in currency exchange rates and the relative strength of various currencies;
•	changes in product shipments;
•	the productivity of our forests, recognition of our forestry management and our sustainable forestry practices and the certification of forests we own or manage under applicable sustainability and other standards;
•	changes in demand and prices for market pulp;
•	levels of consumer confidence;
•	our relative size as a manufacturer and distributor of wood products in North America and as a producer of market pulp worldwide;
•	changes in demand for and prices of export and domestic logs;
•	changes in demand for, and consumption and prices of, wood products;
•	levels of and changes in interest rates and mortgage rates and actions by the U.S. Federal Reserve to lower short-term interest rates;
•	more restrictive mortgage lending standards and the contraction in mortgage lending;
•	levels (and changes in levels) of home building and repair and remodeling and their effect on consumption of wood products;
•	higher inventories of homes available for sale and the effect of inventories on single-family home sales and starts;
•	changes in home prices and appraisal standards in the U.S. and in other markets;
•	cancellation rates and buyer traffic in the homebuilding industry in the U.S.; and
•	our relative rank as a homebuilding company in the United States as measured by annual single-family home closings.

This information is derived primarily from publicly available information and other sources that may include forest products and building industry publications and websites, data compiled by market research firms and similar sources. Although we believe that this information is reliable, we have not independently verified any of this information and we cannot assure you that it is accurate.

RECENT AMENDMENTS TO CREDIT FACILITIES

On September 14, 2009, we amended our revolving credit facility that matures in December 2011 (the “2011 facility”) and our revolving credit facility that matures in March 2010 (the “2010 facility”). The amendments to the 2011 facility did not change the $1.0 billion size of that facility but decreased the minimum amount of adjusted shareholders’ interest (calculated as provided in that facility) that we are required to maintain from $3.75 billion to $3.0 billion, reduced the amount that our subsidiary Weyerhaeuser Real Estate Company (“WRECO”) is permitted to borrow under that facility to $200 million from $400 million, and modified the fees and interest rates payable under that facility. The amendments to the 2010 facility reduced the size of that facility to $400 million from $1.2 billion, decreased the minimum amount of adjusted shareholders’ interest (calculated as provided in that facility) that we are required to maintain from $3.75 billion to $3.0 billion, removed WRECO as a borrower under that facility, and modified the fees and interest rates payable under that facility. For further information, see our Current Report on Form 8-K filed with the SEC on September 15, 2009. The foregoing summary of some of the terms of these amendments is not complete and is subject to, and is qualified in its entirety by reference to, the terms of the amendments and the credit facilities, copies of which are available as described under “Where You Can Find More Information” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds received by us from the sale of the notes will be approximately $     million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate and operational purposes, which may include, but are not limited to, working capital, capital expenditures and the repayment or repurchase of outstanding indebtedness. Pending application for these purposes, we may invest the net proceeds from the sale of the notes in marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents the ratios of earnings to fixed charges for Weyerhaeuser Company and its consolidated subsidiaries for the periods indicated.

	Six Months Ended June 30,	Fiscal Year
		2008	2007	2006	2005	2004
(Dollar amounts in millions)
Ratio of earnings to fixed charges(1)	—	—	—	2.86x	2.93x	2.85x
Coverage deficiency(1)	$527	$2,547	$341	$—	$—	$—

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose: “earnings” consist of earnings before income taxes, extraordinary items, undistributed earnings of equity investments and fixed charges; and “fixed charges” consist of interest on indebtedness, amortization of debt expense and one-third of rents, which we deem representative of an interest factor. For any period where our fixed charges exceeded our earnings, the “coverage deficiency” in the foregoing table indicates the dollar amount by which fixed charges exceeded earnings for that period. The ratios of earnings to fixed charges of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company, Weyerhaeuser Financial Services, Inc. and Gryphon Investments of Nevada, Inc. subsidiaries accounted for on the equity method but excluding the undistributed earnings of those subsidiaries were 1.79x, 2.02x and 2.20x for fiscal years 2006, 2005 and 2004, respectively. Fixed charges exceeded earnings of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and those other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, by $417 million, $1.32 billion and $540 million for the six months ended June 30, 2009 and fiscal years 2008 and 2007, respectively.

DESCRIPTION OF NOTES

The notes will be issued under an indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993, a third supplemental indenture dated as of October 22, 2001 and a fourth supplemental indenture dated as of March 12, 2002, each between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee. We refer to that indenture, as so amended and supplemented, as the “Senior Indenture.” The following description of selected provisions of the Senior Indenture, the notes, the Original Assumption Agreement and the Second Assumption Agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Senior Indenture, the notes, the Original Assumption Agreement and the Second Assumption Agreement. Copies of the Senior Indenture, the form of the certificate evidencing the notes, the Original Assumption Agreement and the form of Second Assumption Agreement have been or will be filed with the Securities and Exchange Commission and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus.

The notes are a series of “Senior Debt Securities” as referred to and described in the accompanying prospectus. The following description of certain terms of the notes and the Senior Indenture supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the Senior Debt Securities and the Senior Indenture contained in the accompanying prospectus.

In this section, references to “Weyerhaeuser,” “Weyerhaeuser Company,” “we,” “our” and “us” mean Weyerhaeuser Company excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries.

Capitalized terms used in the following description of the notes and not defined have the meanings specified in the accompanying prospectus or, if not defined in that prospectus, those terms have the meanings specified in the Senior Indenture.

General

The notes will constitute a separate series of Senior Debt Securities under the Senior Indenture, initially limited to $    ,000,000 in aggregate principal amount. Under the Senior Indenture we may, without the consent of the holders of the notes, “reopen” this series and issue additional notes from time to time in the future. The notes offered by this prospectus supplement and any additional notes that we may issue in the future will constitute a single series of Senior Debt Securities under the Senior Indenture. This means that, in circumstances where the Senior Indenture provides for the holders of Senior Debt Securities of any series to vote or take any other action as a single class, the notes offered hereby and any additional notes that we may issue by reopening this series will vote or take that action as a single class.

The notes are unsecured and unsubordinated obligations of Weyerhaeuser Company. The notes are not obligations of or guaranteed by any of our subsidiaries nor are the notes entitled to the benefit of any covenant that would require any of our subsidiaries to guarantee the notes in the future.

The notes will mature on     , 2019. Interest on the notes will accrue from     , 2009 at the rate of     % per annum, payable semi-annually in arrears on     and      of each year, commencing           , 2010 to the persons in whose names the notes are registered at the close of business on the      or   , as the case may be, next preceding those interest payment dates. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be issued in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars. The notes will be issued in book-entry form and will be evidenced by one or more global certificates, which we sometimes refer to as “global securities,” registered in the name of Cede & Co., as nominee for The Depository Trust Company, which we sometimes refer to as “DTC.” Purchasers of the notes will not be entitled to receive definitive certificates registered in their names except in the limited circumstances described in the accompanying prospectus under “Book-Entry Issuance.” See “ — Book-Entry; Delivery and Form” in this prospectus supplement and “Book-Entry Issuance” in the accompanying prospectus for selected additional information regarding the depository arrangements.

In the event that definitive certificated notes are issued in exchange for interests in the notes in book-entry form, the certificated notes may be presented for payment and surrendered for registration of transfer and exchange at our office or agency maintained for that purpose in the Borough of Manhattan, The City of New York, currently the office of the trustee located at 101 Barclay Street, Floor 8W, New York, New York 10286.

Payment of interest on global securities will be made to DTC or its nominee. In the event that definitive certificated notes are issued, payment of interest on definitive certificated notes will be made against presentation of those certificated notes at the office or agency referred to in the preceding paragraph or, at our option, by mailing checks payable to the persons entitled to that interest to their addresses as they appear in the securities register for the notes.

The notes will not be entitled to the benefit of any sinking fund. Except to the limited extent described below under “ — Offer to Purchase Upon Change of Control Triggering Event” and in the accompanying prospectus under “Description of Debt Securities — Consolidation, Merger, Conveyance or Transfer,” the Senior Indenture and the notes do not contain any provisions that are intended to protect holders of notes in the event of a highly-leveraged or similar transaction affecting us. The Senior Indenture does not limit the incurrence of debt by us or any of our subsidiaries.

Original Assumption Agreement

As described above, Weyerhaeuser and WNR entered into the Original Assumption Agreement pursuant to which WNR agreed to assume the performance of all payment obligations of Weyerhaeuser under certain outstanding indebtedness of Weyerhaeuser and to satisfy those payment obligations by making those payments either directly to holders of that indebtedness (or a trustee acting on their behalf) or directly to Weyerhaeuser as reimbursement in the event Weyerhaeuser itself is required to make those payments. As of September 28, 2009, approximately $5.0 billion aggregate principal amount of Weyerhaeuser’s outstanding indebtedness, which included Senior Debt Securities issued under the Senior Indenture, was entitled to the benefit of the Original Assumption Agreement. Neither the notes offered by this prospectus supplement nor any other indebtedness or credit facilities are covered by or entitled to any benefit under the Original Assumption Agreement.

The Original Assumption Agreement provides that, notwithstanding the assumption by WNR of such indebtedness of Weyerhaeuser, as between Weyerhaeuser and the holders of such indebtedness, Weyerhaeuser shall continue to be the primary obligor with respect to such indebtedness and Weyerhaeuser shall not be released from its obligations under such indebtedness as a result of the Original Assumption Agreement.

The Original Assumption Agreement is intended solely for the benefit of Weyerhaeuser Company and WNR, which means that no other person (including any holder of indebtedness covered by the Original Assumption Agreement and any trustee acting on their behalf) is entitled to any rights or benefits under the Original Assumption Agreement or to commence or pursue any action or proceeding to enforce any provision thereof. Weyerhaeuser and WNR may amend, supplement or terminate the Original Assumption Agreement at any time without the consent of the holders of any indebtedness covered by the Original Assumption Agreement or any other indebtedness of Weyerhaeuser or the consent of any other person.

Second Assumption Agreement

In connection with this offering, Weyerhaeuser and WNR will enter into the Second Assumption Agreement pursuant to which WNR will agree to assume the performance of all payment obligations of Weyerhaeuser under the notes offered by this prospectus supplement and to satisfy those payment obligations by making those payments either directly to holders of the notes (or a trustee acting on their behalf) or directly to Weyerhaeuser as reimbursement in the event Weyerhaeuser itself is required to make those payments.

The Second Assumption Agreement will also provide that, notwithstanding the assumption by WNR of the indebtedness of Weyerhaeuser under the notes, as between Weyerhaeuser and the holders of the notes, Weyerhaeuser shall continue to be the primary obligor with respect to the notes and Weyerhaeuser shall not be released from its obligations under the notes as a result of the Second Assumption Agreement. The Second Assumption Agreement will provide that it is intended solely for the benefit of Weyerhaeuser and WNR (and their respective successors and assigns) and will also provide that, without limitation to the foregoing, no other person (including, without limitation, any holder of any notes offered hereby or any trustee acting on behalf of any such holder) shall be a third party beneficiary of the Second Assumption Agreement or entitled to commence or pursue any action or proceeding to enforce any provision thereof.

Accordingly, neither any holder of any notes nor the trustee under the Senior Indenture will be entitled to any right or benefit under the Second Assumption Agreement or to enforce the terms of the Second Assumption Agreement against Weyerhaeuser or WNR or to institute proceedings for that purpose. Moreover, neither the Senior Indenture nor the notes will limit the ability of WNR or any of Weyerhaeuser’s other subsidiaries to assume, guarantee or enter into any support or assumption agreement for the benefit of any other indebtedness, credit facilities or other obligations of Weyerhaeuser.

The Second Assumption Agreement may be subject to review as a fraudulent transfer under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws in the event a bankruptcy or reorganization is commenced by or on behalf WNR or if a lawsuit is commenced against WNR by or on behalf of an unpaid creditor of WNR. See “Risk Factors — Federal and state laws could allow courts, under specific circumstances, to void WNR’s obligations under the Second Assumption Agreement and to require that you return any payments received from WNR.”

Subject to compliance with the provisions discussed below under “ — Additional Covenants,” Weyerhaeuser and WNR may amend, supplement or terminate the Second Assumption Agreement at any time without the consent of the holders of the notes or any other indebtedness of Weyerhaeuser or the consent of any other person.

Additional Covenants

In the notes, Weyerhaeuser will agree that, at any and all times that (1) any of the notes are outstanding and (2) any Prior Indebtedness (as defined below) is entitled to the benefit of, covered by, or otherwise subject to, the Original Assumption Agreement (as defined below):

(A) Weyerhaeuser will not cause or permit the Second Assumption Agreement (as defined below) to be terminated or to cease to be in full force and effect and will take and cause to be taken (by WNR (as defined below) or otherwise) all such action as may be necessary so that the Second Assumption Agreement shall remain in full force and effect, and

(B) Weyerhaeuser will take or cause to be taken (by WNR or otherwise) all such action (including, without limitation, entering into and causing WNR to enter into amendments or supplements to the Second Assumption Agreement) so that the terms of the Second Assumption Agreement shall be at least as favorable (as reasonably determined by Weyerhaeuser) to the holders of the notes as the terms of the Original Assumption Agreement are to the holders of any Prior Indebtedness (for purposes of clarity, the Second Assumption Agreement, as in effect on the original issue date of the notes, shall be deemed to be as favorable to the holders of the notes as the Original Assumption Agreement, as in effect on such date, is to the holders of the Prior Indebtedness).

The notes will provide that the provisions set forth in the immediately preceding paragraph shall cease to be applicable (and any failure of Weyerhaeuser to comply therewith shall not constitute an Event of Default with respect to the notes under the Senior Indenture) if Weyerhaeuser shall have effected “defeasance” or “discharge” (as those terms are defined in the accompanying prospectus under the caption “Description of Debt Securities — Defeasance and Discharge”) with respect to the notes.

For purposes of the provisions set forth under this caption “ — Additional Covenants,” the following terms have the respective meanings set forth below:

“Original Assumption Agreement” means the Assumption Agreement dated as of January 1, 2009 between Weyerhaeuser and WNR, as the same may be amended or supplemented from time to time.

“Prior Indebtedness” means any indebtedness, bonds, notes, debentures or other similar instruments which were entitled to the benefit of, covered by, or otherwise subject to, the Original Assumption Agreement as of the original issue date of the notes, including, without limitation, all indebtedness listed on Schedule 1 to the Original Assumption Agreement as of such date.

“Second Assumption Agreement” means the Assumption Agreement to be entered into by Weyerhaeuser and WNR in connection with the offering of the notes, as the same may be amended or supplemented from time to time.

“WNR” means Weyerhaeuser NR Company, a Washington corporation, and its successors.

Optional Redemption

The notes will be redeemable, in whole or from time to time in part, at our option on any date at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed, and
(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points, plus, in the case of both clause (1) and clause (2) above, accrued and unpaid interest on the principal amount of the notes being redeemed to that redemption date. Notwithstanding the foregoing, payments of interest on notes that are due and payable on or prior to a date fixed for redemption of notes will be payable to the holders of those notes registered as such at the close of business on the relevant record dates according to their terms and the terms and provisions of the Senior Indenture.

“Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for the notes, (1) the average (as determined by the Independent Investment Banker) of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four but more than one such Reference Treasury Dealer Quotations, the average (as determined by the Independent Investment Banker) of all such quotations, or (3) if the Independent Investment Banker obtains only one such Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means, with respect to any redemption date for the notes, Morgan Stanley & Co. Incorporated and its successors, Deutsche Bank Securities Inc. and its successors or J.P. Morgan Securities Inc. and its successors, whichever shall be selected by Weyerhaeuser, or, if all such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by Weyerhaeuser.

“Reference Treasury Dealers” means, with respect to any redemption date for the notes, Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Weyerhaeuser shall substitute therefor another Primary Treasury Dealer), and one other Primary Treasury Dealer selected by Weyerhaeuser.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date. As used in the immediately preceding sentence, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at the holder’s registered address. If less than all of the outstanding notes are to be redeemed at our option, the trustee will select, in a manner it deems fair and appropriate, the notes, or portions of notes, to be redeemed.

Unless we default in payment of the redemption price in respect of the notes on any redemption date for the notes, on and after that redemption date interest will cease to accrue on the notes, or portions of the notes, called for redemption on that redemption date.

Offer to Purchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs, Weyerhaeuser will make an offer (the “Change of Control Offer”) to each holder of notes to repurchase (at such holder’s option) all or any part (in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes on the terms described below. In the Change of Control Offer, Weyerhaeuser will offer payment in cash equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, on the notes (or portions thereof) repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”); provided that, notwithstanding the foregoing, payments of interest on the notes that are due and payable on any dates falling on or prior to such a date of repurchase will be payable to the holders of those notes registered as such at the close of business on the relevant record dates in accordance with their terms and the terms of the Senior Indenture. Within 30 days following any Change of Control Triggering Event, Weyerhaeuser will mail (or cause to be mailed) a notice (the “Change of Control Purchase Notice”) to all holders of notes (with a copy to the trustee under the Senior Indenture) describing the transaction or transactions constituting the Change of Control Triggering Event and offering to repurchase the notes on the date specified in such notice, which date will be a business day no earlier than 30 days and no later than 60 days after the date such notice is mailed (the “Change of Control Payment Date”).

Holders electing to have a note or portion thereof repurchased pursuant to a Change of Control Offer will be required to surrender the note (which, in the case of notes in book-entry form, may be by book-entry transfer) to the trustee under the Senior Indenture (or to such other agent as may be appointed by Weyerhaeuser for such purpose) at the address specified in the applicable Change of Control Purchase Notice prior to the close of business on the business day immediately preceding the applicable Change of Control Payment Date and to comply with other procedures set forth in such Change of Control Purchase Notice. As used in the preceding sentence and in the last sentence of the preceding paragraph, the term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

On any Change of Control Payment Date, Weyerhaeuser will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
•	deposit with the trustee under the Senior Indenture (if the trustee is acting as paying agent for the notes) or any other duly appointed paying agent for the notes an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
•	deliver the repurchased notes or cause the repurchased notes to be delivered to the trustee under the Senior Indenture for cancellation, accompanied by an officers’ certificate stating the aggregate principal amount of repurchased notes and that all conditions precedent provided for in the notes and the Senior Indenture relating to such Change of Control Offer and the repurchase of notes by Weyerhaeuser pursuant thereto have been complied with.

Interest on notes and portions of notes duly tendered for repurchase pursuant to a Change of Control Offer will cease to accrue on and after the applicable Change of Control Payment Date, unless Weyerhaeuser shall have failed to accept such notes and such portions of notes for payment, failed to deposit the total Change of Control Payment in respect thereof or failed to deliver the officers’ certificate, all as required by, and in accordance with, the immediately preceding sentence. Weyerhaeuser will agree to promptly pay, or cause the trustee under the Senior Indenture (if the trustee is acting as paying agent for the notes) or another duly appointed paying agent for the notes to promptly pay (by application of funds deposited by Weyerhaeuser), to each holder of notes (or portions thereof) duly tendered and accepted for payment by Weyerhaeuser pursuant to a Change of Control Offer, the Change of Control Payment for such notes.

Weyerhaeuser will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, Weyerhaeuser shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

Weyerhaeuser will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Weyerhaeuser and the third party purchases all notes properly tendered under its offer and delivers the repurchased notes or causes the repurchased notes to be delivered to the trustee for cancellation on the applicable Change of Control Payment Date. In addition, Weyerhaeuser will not repurchase any notes pursuant to a Change of Control Offer if there has occurred and is continuing on the applicable Change of Control Payment Date an Event of Default (as defined in the Senior Indenture) under the Senior Indenture (other than an Event of Default resulting from Weyerhaeuser’s failure to comply with any of the provisions of the notes or the Senior Indenture relating to such Change of Control Offer or the repurchase of notes pursuant thereto, including, without limitation, any default in payment of the Change of Control Payment), including Events of Default arising with respect to other series of Senior Debt Securities outstanding under the Senior Indenture.

The foregoing Change of Control provisions of the notes shall cease to be applicable (and any failure of Weyerhaeuser to comply therewith shall not constitute an Event of Default under the Senior Indenture) if Weyerhaeuser shall have effected “defeasance” or “discharge” (as those terms are defined in the accompanying prospectus under “Description of Debt Securities — Defeasance and Discharge”) with respect to the notes.

If we experience a Change of Control Triggering Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, the Change of Control Offer provisions of the notes may not provide holders of notes protection in the event of highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions involving us that might adversely affect holders of notes. In particular, such transaction may not give rise to a Change of Control Triggering Event, in which case we would not be required to make a Change of Control Offer. For further information, see “Risk Factors — We may not be able to repurchase all of the notes upon a Change of Control Triggering Event” and “Risk Factors — The Change of Control Offer provisions of the notes may not provide protection in the event of certain transactions or in certain other circumstances.”

For purposes of the foregoing provisions of the notes, the following terms have the respective meanings specified below:

“Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) in the equity of such person (including, without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests).

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than Weyerhaeuser or any of its subsidiaries) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Weyerhaeuser’s outstanding Voting Stock or other Voting Stock into which Weyerhaeuser’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of Weyerhaeuser and its subsidiaries, taken as a whole, to one or more persons (other than Weyerhaeuser or any of it subsidiaries); or (c) the first day on which a majority of the members of Weyerhaeuser’s board of directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control if (1) Weyerhaeuser becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(y) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Weyerhaeuser’s Voting Stock immediately prior to that transaction or (z) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares. As used in this paragraph, the term “subsidiary” means, with respect to any person (the “Parent”), any other person at least a majority of whose outstanding Voting Stock, measured by voting power rather than number of shares, is owned, directly or indirectly, at the date of determination by the Parent and/or one or more other subsidiaries of the Parent.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of Weyerhaeuser’s board of directors who (a) was a member of Weyerhaeuser’s board of directors on the date the notes were originally issued or (b) was nominated for election, elected or appointed to Weyerhaeuser’s board of directors with the approval of a majority of the Continuing Directors who were members of Weyerhaeuser’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of Weyerhaeuser’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination). If at any time Weyerhaeuser is not a corporation, then references in the foregoing sentence to members of its board of directors shall be deemed to include, as applicable, the members of any other governing body thereof performing a similar function.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by Weyerhaeuser.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of Weyerhaeuser’s control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by Weyerhaeuser (as certified by a Board Resolution (as defined in the Senior Indenture) delivered to the trustee under the Senior Indenture) as a replacement for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or Weyerhaeuser’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of “Change of Control Triggering Event”) if each Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee under the Senior Indenture in writing at Weyerhaeuser’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, any Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person or, if such person is not a corporation, any governing body thereof performing a similar function.

As used under this caption “—Offer to Purchase Upon Change of Control Triggering Event,” all references to sections of the Exchange Act and to rules and regulations under the Exchange Act shall include any successor provisions thereto.

Book-Entry; Delivery and Form

The global securities will be deposited with DTC. All interests in the global securities will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Beneficial interests in the global securities must be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DTC has advised us that pursuant to procedures established by it (a) upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such global securities to the respective accounts of entities that have accounts with DTC (“participants”) and (b) ownership of beneficial interests in the global securities will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants with respect to interests of entities (which we refer to as “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Ownership of beneficial interests in the global securities will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the global securities directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the global securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global securities for all purposes under the Senior Indenture.

Payments of the principal of and premium, if any, and interest on the global securities will be made to DTC or its nominee, as the case may be, as the registered holder of the global securities. Neither we nor the trustee or any paying agent under the Senior Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

For additional information concerning DTC and its book-entry system, see “Book-Entry Issuance” in the accompanying prospectus. Although DTC has agreed to the foregoing procedures and the procedures described in the accompanying prospectus under the caption “Book-Entry Issuance”in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which hold those interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including investment banks, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC's settlement date.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among Euroclear Participants and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the Senior Indenture. The Bank of New York Mellon, an affiliate of the trustee, is one of the lenders under our 2011 facility and our 2010 facility.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by holders that purchase notes at their original issuance. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of notes that is a “United States person” for U.S. federal income tax purposes or a “non-U.S. holder” if you are a beneficial owner of notes that is an individual, corporation, trust or estate that is not a “United States person” for U.S. federal income tax purposes. A “United States person” is:

•	an individual citizen or resident of the United States;
•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or
•	a trust that has a valid election in effect under applicable regulations to be treated as a United States person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners in partnerships holding notes and such partnerships should consult their tax advisors.

This discussion only applies to holders that hold the notes as capital assets. The tax treatment of holders of the notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, investors in pass-through entities, expatriates, taxpayers subject to the alternative minimum tax, broker-dealers and persons holding the notes as part of a “straddle,” “hedge,” “integrated transaction,” or “conversion transaction,” may be subject to special rules not discussed below. This discussion does not address any estate, gift, foreign, state or local taxes. We urge you to consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of holding and disposing of notes, any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes.

Payments of Interest.  Payments of stated interest on a note will generally be taxable to you as ordinary income at the time received or accrued, depending on your method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of the Notes.  Upon a sale, exchange or other taxable disposition of a note, you generally will recognize gain or loss in an amount equal to the difference between the amount received upon the sale, exchange or other disposition (less any amount attributable to accrued and unpaid interest, which will be taxable as ordinary income if not previously taken into gross income) and your adjusted tax basis in the note at that time.

Gain or loss realized on the sale, exchange or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or other taxable disposition, the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.  In general, information reporting will apply to certain payments of principal and interest on the notes and to the proceeds from the sale, exchange or other disposition of a note paid to you unless you are an exempt recipient. Additionally, backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report full dividend and interest income or otherwise fail to comply with applicable requirements of the backup withholding rules.

If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide certain information to the Internal Revenue Service (the “IRS”).

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes.

Payments of Interest.  Payments of interest on the notes that are not effectively connected with the conduct of a trade or business in the United States to a non-U.S. holder will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required on that payment if you:

•	do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,
•	are not a bank described in Section 881(c)(3)(A) of the Code;
•	are not a “controlled foreign corporation” that is related to us, and
•	certify to us, our paying agent, or the person who would otherwise be required to withhold U.S. tax, on IRS Form W-8BEN or applicable substitute form, under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a note would generally be subject to a 30% U.S. withholding tax unless you provide a properly executed IRS Form W-8BEN (or applicable substitute form) claiming an exemption from, or reduction of, withholding under the benefits of a tax treaty.

If you are engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business and, if an applicable tax treaty applies, is attributable to a permanent establishment you maintain in the United States, you will be exempt from U.S. withholding tax if specific certification requirements are met but you will be subject to regular U.S. federal income tax on the interest in the same manner as if you were a United States person. You can generally meet the certification requirements if you provide to us, our paying agent or the person who would otherwise be required to withhold U.S. tax, a properly completed and executed IRS Form W-8ECI or applicable substitute form. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any “effectively connected” income or gain will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment you maintain in the United States. In addition to regular U.S. federal income tax, if you are a foreign corporation, you may be subject to a U.S. branch profits tax at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Gain on Disposition.  You generally will not be subject to U.S. federal income tax on any gain realized on a sale, exchange or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States and, if an applicable tax treaty applies, is attributable to a permanent establishment you maintain in the United States; or
•	you are an individual who has been present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a United States person, and in addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding.  Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

U.S. backup withholding generally will not apply to payments of interest on the notes made by us or our paying agent to you if you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States person or that the conditions of any other exemptions are not in fact satisfied.

The payment of the proceeds from the disposition of the notes (including retirement) to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you properly certify under penalties of perjury as to your non-U.S. status and specific other conditions are met or you otherwise establish an exemption. The proceeds from a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for U.S. tax purposes, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your non-U.S. status and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

We urge you to consult your own tax advisor regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided you furnish the required information in a timely manner to the IRS.

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are acting as joint book-running managers, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amounts of the notes set forth below:

Name	Principal Amount
Morgan Stanley & Co. Incorporated	$
Deutsche Bank Securities Inc.
J. P. Morgan Securities Inc.

Total	$	,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of legal matters by their counsel and other conditions. The underwriters are obligated to take and pay for all the notes if any are taken.

The underwriters initially propose to offer some of the notes directly to the public at the public offering price shown on the cover page of this prospectus supplement and some of the notes to certain dealers at that price less a concession not in excess of   % of the principal amount of the notes. The underwriters may allow, and those dealers may reallow, a concession not in excess of   % of the principal amount of the notes. After the initial offering of the notes, the offering price and other selling terms of the notes may from time to time be varied by the underwriters.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discounts and commissions	%	$

We estimate that the expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $350,000.

We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. However, the underwriters may make a market in the notes, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any market making with respect to the notes may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the notes.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing notes in this offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933.

In the ordinary course of business, the underwriters and/or their affiliates have provided and may in the future continue to provide investment banking, commercial banking, financial advisory and other financial services to us and our subsidiaries for which they have received and may in the future receive compensation. In that regard, affiliates of some of the underwriters are lenders and/or agents under our 2011 facility and our 2010 facility.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the joint book-running managers; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

INCORPORATION BY REFERENCE

As described in the accompanying prospectus under the caption “Where You Can Find More Information,” we have elected to incorporate by reference information into the accompanying prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the Securities and Exchange Commission, or “SEC.” The information incorporated by reference is deemed to be part of the accompanying prospectus, except as described in the following sentence. Any statement in this prospectus supplement or the accompanying prospectus or in any document that is incorporated or deemed to be incorporated by reference in the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or any document that we subsequently file or have filed with the SEC that is incorporated or deemed to be incorporated by reference in the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded.

Notwithstanding any statement contained elsewhere in this prospectus supplement or the accompanying prospectus to the contrary, any document, portion of or exhibit to a document or other information that is not deemed to have been “filed” with the SEC (including, without limitation, information furnished pursuant to Item 2.02 or 7.01 of Form 8-K and any information of the nature referred to in Rule 402 of SEC Regulation S-T) shall not be incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any of the documents that we have incorporated by reference into the accompanying prospectus, other than exhibits unless the exhibits are specifically incorporated by reference in the accompanying prospectus. To receive a copy of any of the documents incorporated by reference in the accompanying prospectus, other than exhibits unless they are specifically incorporated by reference in the accompanying prospectus, call or write to our Vice President of Investor Relations at Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, telephone (253) 924-2058. The information relating to us contained in this prospectus supplement and the accompanying prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Jud Jackson, Esq., Senior Legal Counsel of Weyerhaeuser Company. Mr. Jackson, in his capacity set forth above, is paid a salary by Weyerhaeuser, participates in various employee benefit plans offered by Weyerhaeuser and holds options to acquire Weyerhaeuser common shares. Sidley Austin LLP, San Francisco, California will act as counsel for the underwriters. Sidley Austin LLP from time to time provides certain legal services to Weyerhaeuser.

EXPERTS

The consolidated financial statements and schedule of Weyerhaeuser Company and subsidiaries as of December 31, 2008 and December 30, 2007, and for each of the years in the three-year period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference in the accompanying prospectus, and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference in the accompanying prospectus, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements refers to Weyerhaeuser’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Uncertainty for Accounting and Income Taxes — An Interpretation of FASB Statement No. 109, in 2007.

PROSPECTUS

WEYERHAEUSER COMPANY

Debt Securities, Preferred Shares, Preference Shares,
Common Shares, Stock Purchase Contracts, Stock Purchase Units,
Warrants and Depositary Shares

By this prospectus, we may offer from time to time:

•	our unsecured Debt Securities, which may be either Senior Debt Securities or Subordinated Debt Securities or Junior Subordinated Debt Securities, consisting of notes, debentures or other unsecured evidences of indebtedness in one or more series;
•	our serial Preferred Shares, par value $1.00 per share, which for any or all series of Preferred Shares may be issued in the form of Depositary Shares;
•	our serial Preference Shares, par value $1.00 per share, which for any or all series of Preference Shares may be issued in the form of Depositary Shares;
•	our Common Shares, par value $1.25 per share;
•	our Stock Purchase Contracts;
•	our Stock Purchase Units; or
•	our Warrants to purchase any of the securities referred to above.

The Debt Securities, Preferred Shares, Preference Shares and Depositary Shares may be convertible into or exchangeable or exercisable for other securities. We will provide the specific terms of any securities that we offer in supplements to this prospectus.

Our Common Shares are listed on the New York Stock Exchange under the symbol “WY.”

Investing in these securities involves risks. You should read this prospectus and the applicable prospectus supplement and the information appearing under the caption “Risk Factors'' in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as well as the risks contained in or described elsewhere in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this Prospectus is June 4, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus, a prospectus supplement and any related free writing prospectus. We have not authorized any person to give any different information or to make any representation, other than the information contained and incorporated by reference in this prospectus, a prospectus supplement or any related free writing prospectus. If given or made, that information or representation may not be relied upon as having been authorized by us. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities by anyone in any jurisdiction in which that offer or solicitation is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. Under this shelf process, we may sell, in one or more offerings, any combination of Debt Securities, Preferred Shares, Preference Shares, Common Shares, Warrants, Stock Purchase Contracts, Stock Purchase Units or Depositary Shares. We sometimes refer to the Debt Securities, Preferred Shares, Preference Shares, Common Shares, Stock Purchase Contracts, Stock Purchase Units, Warrants and Depositary Shares, or any of them, as the “securities.” The securities may be offered independently or together in any combination for sale directly by us or through underwriters, agents or dealers. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement, and may provide a free writing prospectus, that will contain specific information about the terms of that offering. The prospectus supplement and any such free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any such free writing prospectus, together with additional information described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those described in the forward-looking statements, including those factors discussed in “Risk Factors” in the applicable prospectus supplement and in our other SEC filings. Some of these factors include changes in economic conditions and competition in our domestic and export markets, as well as changes in governmental, legislative and environmental restrictions; and catastrophic losses from fires, floods, windstorms, earthquakes, volcanic eruptions, insect infestations or diseases. In addition, factors that could cause our actual results to differ from those contemplated by our projected, forecasted, estimated or budgeted results as reflected in forward-looking statements relating to our operations and business include, but are not limited to:

•	general economic conditions, including the level of interest rates, strength of the U.S. dollar and housing starts;
•	market demand for our products, which is related to the strength of various U.S. business segments;
•	successful execution of our internal performance plans, including restructurings and cost reduction initiatives;
•	restructuring of our business support functions;
•	performance of our manufacturing operations, including maintenance requirements;
•	the effect of potential alternative fuel mixture tax credits;
•	energy prices;
•	raw material prices;
•	chemical prices;
•	transportation costs;
•	performance of pension fund investments and derivatives;
•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;
•	level of competition from domestic and foreign producers;
•	forestry, land use, environmental and other governmental regulations;
•	weather;
•	loss from fires, floods, windstorms, pest infestations and other natural disasters;

•	legal proceedings;
•	changes in accounting principles.

We are also a large exporter and operate in a number of countries. Accordingly, our results are affected by:

•	economic activity in Europe and Asia, especially Japan and China;
•	currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar; and
•	restrictions on international trade or tariffs imposed on imports.

The above risks are not the only risks we face. You should also consider the additional risks and factors that could affect our results that are contained in the applicable prospectus supplement and in our other SEC filings under the heading “Risk Factors.”

WEYERHAEUSER COMPANY

Weyerhaeuser Company was incorporated in the state of Washington in January 1900 as Weyerhaeuser Timber Company. We are principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products and real estate development and construction. Our principal business segments, which account for the majority of our sales, earnings and asset base, are timberlands, wood products, cellulose fibers and real estate.

The mailing address of our principal executive offices is 33663 Weyerhaeuser Way South, Federal Way, Washington 98003 and the telephone number of our principal executive offices is (253) 924-2345.

In this prospectus, references to “Weyerhaeuser,” “we,” “our” and “us” mean Weyerhaeuser Company excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, except that those terms when used in the first paragraph of this section and under the section captioned “Special Note Regarding Forward-looking Statements” include its subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include working capital, capital expenditures, repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. Pending these applications, we may invest the net proceeds in marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratios of earnings to fixed charges for Weyerhaeuser Company and its consolidated subsidiaries for the periods indicated.

	Quarter Ended		Fiscal Year
(Dollar amounts in millions)	March 31, 2009	March 30, 2008	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges(1),(2)	—	—	—	—	2.86	2.93	2.85
Coverage deficiency(1),(2)	$419	$360	$2,547	$341	$—	$—	$—

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose: “earnings” consist of earnings before income taxes, extraordinary items, undistributed earnings of equity investments and fixed charges; and “fixed charges” consist of interest on indebtedness, amortization of debt expense and one-third of rents, which we deem representative of an interest factor. The ratios of earnings to fixed charges of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company, Weyerhaeuser Financial Services, Inc. and Gryphon Investments of Nevada, Inc. subsidiaries accounted for on the equity method but excluding the undistributed earnings of those subsidiaries were 1.79x, 2.02x and 2.20x for fiscal years 2006, 2005 and 2004, respectively. Fixed charges exceeded earnings of Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries, by $346 million, $308 million, $1.32 billion and $540 million in the first quarter of 2009, first quarter of 2008 and fiscal years 2008 and 2007, respectively.
(2)	For the periods presented in the table, we had no Preferred Shares or Preference Shares outstanding, other than one share of Preference Shares designated as a Special Voting Share on which dividends are not paid; therefore the ratios of earnings to fixed charges and preferred share and preference share dividends for the periods indicated equal the ratios of earnings to fixed charges for the same periods.

DESCRIPTION OF DEBT SECURITIES

The Senior Debt Securities are to be issued in one or more series under an indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993, a third supplemental indenture dated as of October 22, 2001 and a fourth supplemental indenture dated as of March 12, 2002, each between Weyerhaeuser Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee. We refer to that indenture, as so amended and supplemented, as the “Senior Indenture.” The Subordinated Debt Securities are to be issued under an indenture (the “Subordinated Indenture”) to be entered into by Weyerhaeuser Company and such trustee as shall be named in a prospectus supplement. The Junior Subordinated Debt Securities are to be issued under an indenture (the “Junior Subordinated Indenture”) to be entered into by Weyerhaeuser Company and such trustee as shall be named in a prospectus supplement. We sometimes refer to the Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture as, collectively, the “Indentures” and, individually, an “Indenture.”

We have summarized selected provisions of the Indentures and the Senior Debt Securities, the Subordinated Debt Securities and the Junior Subordinated Debt Securities below. This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indentures and the certificates evidencing the Senior Debt Securities, the Subordinated Debt Securities and Junior Subordinated Debt Securities. Forms of the Indentures and of the certificates evidencing the Senior Debt Securities, the Subordinated Debt Securities and the Junior Subordinated Debt Securities have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain copies of those exhibits in the manner described under “Where You Can Find More Information” in this prospectus.

The following summary provides some general terms and provisions of the series of the Debt Securities and the related Indenture to which any prospectus supplement may relate. Other specific terms of a series of Debt Securities and the related Indenture will be described in the applicable prospectus supplement. To the extent that any particular terms of the Debt Securities or the related Indenture described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus will be deemed to have been superseded by the terms described in that prospectus supplement.

Capitalized terms that are used in the following summary but not defined have the meanings given to those terms in the respective Indentures.

General

The Indentures do not limit the amount of Debt Securities that we may issue under the Indentures. The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or in foreign currencies or units based on or relating to foreign currencies. The Senior Debt Securities will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. The Subordinated Debt Securities will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined in the Subordinated Indenture). The Junior Subordinated Debt Securities will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined in the Junior Subordinated Indenture). Unless otherwise provided in the applicable prospectus supplement, we may, without the consent of the holders of any Debt Securities issued under any Indenture, “reopen” a series of Debt Securities issued under that Indenture and issue additional Debt Securities of that series from time to time.

When we offer a series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. Those terms may include, where applicable:

•	the title, aggregate principal amount and public offering price of the Debt Securities of that series;
•	whether the Debt Securities of that series are Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities;
•	the denominations in which the Debt Securities of that series will be issued, if other than $1,000 and multiples of $1,000;
•	the currency, if other than U.S. dollars, or units based on or relating to currencies in which the Debt Securities of that series will be denominated or in which principal of and premium, if any, and interest, if any, on the Debt Securities of that series will or may be payable;
•	the date of maturity of the Debt Securities of that series;
•	the interest rate or rates, if any, or method by which the interest rate or rates, if any, on the Debt Securities of that series will be determined;
•	the dates on which interest, if any, on the Debt Securities of that series will be payable;
•	the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities of that series will be payable;
•	any redemption or sinking fund provisions applicable to the Debt Securities of that series;
•	the terms and conditions, if any, pursuant to which such Debt Securities of that series are convertible into or exchangeable for any other Securities;
•	any applicable United States federal income tax consequences with respect to the Debt Securities of that series, including whether and under what circumstances we will pay additional amounts on Debt Securities of that series held by a person who is not a U.S. person, as defined in the applicable prospectus supplement, in respect of any tax, assessment or other governmental charge withheld or deducted and, if so, whether we will have the option to redeem those Debt Securities rather than to pay those additional amounts; and
•	any other specific terms of the Debt Securities of that series, which may include additional events of default or covenants.

Debt Securities may also be issued upon the exercise of or in exchange for other Securities.

Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer at the places and subject to the restrictions specified in the applicable Indenture and in the applicable prospectus supplement. These services will be provided without charge, other than any tax or other governmental charge payable in connection with an exchange or transfer of Debt Securities, but subject to the limitations provided in the applicable Indenture.

Debt Securities may be issued as Original Issue Discount Securities, bearing either no interest or bearing interest at a rate which at the time of issuance is below the prevailing market rate, to be sold at a substantial discount below their stated principal amount at maturity. Any special United States federal income tax considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

Debt Securities may be issued with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of those Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on those dates, depending upon the value on those dates of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and, if applicable, additional United States federal income tax considerations will be provided in the applicable prospectus supplement.

Global Securities

The Debt Securities of any series may be issued in book-entry form and represented by one or more global securities. See “Book-Entry Issuance.”

Certain Covenants with Respect to Senior Debt Securities

The following restrictions will apply to the Senior Debt Securities of each series unless the applicable prospectus supplement provides otherwise. These restrictions will not apply to the Subordinated Debt Securities or Junior Subordinated Debt Securities of any series unless the applicable prospectus supplement expressly provides otherwise.

Limitation on Liens.  The Senior Indenture states that, unless the terms of any series of Senior Debt Securities provide otherwise, if Weyerhaeuser or any Subsidiary, as defined in the Senior Indenture, issues, assumes or guarantees any indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge, security interest or other lien or encumbrance (each, a “Mortgage”) on:

•	any timber or timberlands of Weyerhaeuser or that Subsidiary located in the States of Washington, Oregon, California, Arkansas or Oklahoma, or
•	any principal manufacturing plant of Weyerhaeuser or that Subsidiary located anywhere in the United States,

Weyerhaeuser must secure or cause that Subsidiary to secure the Senior Debt Securities (together with, if Weyerhaeuser so determines, any other indebtedness of or guaranteed by Weyerhaeuser or that Subsidiary ranking equally with the Senior Debt Securities and then existing or created later) equally and ratably with, or prior to, that Debt. Notwithstanding the restrictions described in the preceding sentence, Weyerhaeuser or any Subsidiary may issue, assume or guarantee secured Debt that would otherwise be subject to those restrictions in an aggregate amount that, together with:

•	all other such Debt of Weyerhaeuser and its Subsidiaries, and
•	all Attributable Debt, as defined below, in respect of Sale and Lease-Back Transactions, as defined below, existing at that time, other than Sale and Lease-Back Transactions permitted because Weyerhaeuser would be entitled to incur Debt secured by a Mortgage on the property to be leased without equally and ratably securing the Senior Debt Securities pursuant to provisions described elsewhere under this caption “Limitation on Liens” and other than Sale and Leaseback Transactions the proceeds of which have been applied in accordance with clause (b) of the second paragraph under “— Limitation on Sale Lease-Back Transactions” below, does not exceed 5% of the shareholders’ interest in Weyerhaeuser and its consolidated Subsidiaries, as defined in the Senior Indenture, as shown on the audited consolidated balance sheet contained in Weyerhaeuser’s latest annual report to shareholders. The term “Attributable Debt” means, as of any particular time, the present value discounted at the Composite Rate (as defined in the Senior Indenture), of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

The term “principal manufacturing plant” does not include any manufacturing plant that in the opinion of the Board of Directors is not a principal manufacturing plant of Weyerhaeuser and its Subsidiaries. The exercise of the Board of Directors’ discretion in determining which plants are “principal manufacturing plants” could have the effect of limiting the application of the limitation on liens covenant.

The following types of transactions are not deemed to create Debt secured by a Mortgage:

•	the sale, Mortgage or other transfer of timber in connection with an arrangement under which Weyerhaeuser or a Subsidiary is obligated to cut some or all of that timber to provide the transferee with a specified amount of money however determined; and
•	the Mortgage of any property of Weyerhaeuser or any Subsidiary in favor of the United States or any State, or any department, agency or instrumentality of either, to secure any payments to Weyerhaeuser or any Subsidiary pursuant to any contract or statute.

The limitation on liens covenant will not apply to:

(a) Mortgages securing Debt of a Subsidiary to Weyerhaeuser or another Subsidiary;

(b) Mortgages created, incurred or assumed contemporaneously with, or within 90 days after, the acquisition, improvement or construction of the mortgaged property to secure or provide for the payment of any part of the purchase price of that property or the cost of that construction or improvement, provided that, in the case of construction or improvement, the Mortgage does not apply to any property previously owned by Weyerhaeuser or any Subsidiary other than unimproved real property on which the property so constructed, or the improvement, is located;

(c) Mortgages existing at the time of acquisition of the mortgaged property; or

(d) any extension, renewal or replacement of any Mortgage described in (b) or (c) above so long as the principal amount of the secured indebtedness is not increased and the extension, renewal or replacement is limited to all or part of the same property secured by the Mortgage so extended, renewed or replaced.

Limitation on Sale and Lease-Back Transactions.  The Senior Indenture states that, unless the terms of any series of Senior Debt Securities provide otherwise, neither Weyerhaeuser nor any Subsidiary may lease any real property in the United States, except for temporary leases for a term of not more than three years, which property has been or is to be sold or transferred by Weyerhaeuser or that Subsidiary to the lessor (a “Sale and Lease-Back Transaction”).

This limitation will not apply to any Sale and Lease-Back Transaction if:

(a) Weyerhaeuser or the applicable Subsidiary would be entitled to incur Debt secured by a Mortgage on the leased property without equally and ratably securing the Senior Debt Securities as described under “— Limitation on Liens” above, or

(b) Weyerhaeuser, within 90 days of the effective date of the Sale and Lease-Back Transaction, applies an amount equal to the fair value, as determined by the Board of Directors, of the leased property to the retirement of Debt that matures at, or is extendable or renewable at the option of the obligor to, a date more than 12 months after the date of the creation of that Debt.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in an applicable prospectus supplement, the following provisions will apply to the Subordinated Debt Securities.

The payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness which may at any time and from time to time be outstanding. Unless otherwise provided in the applicable prospectus supplement with respect to an issue of Subordinated Debt Securities, in the event of any distribution of assets of Weyerhaeuser to creditors upon any dissolution, winding up, liquidation or reorganization of Weyerhaeuser, whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, receivership or other similar proceedings or upon any assignment for the benefit of creditors or any other marshaling of assets or liabilities of Weyerhaeuser:

(1) the holders of Senior Indebtedness shall be entitled to receive payment in full of all Senior Indebtedness (including, if applicable, all principal thereof and premium, if any, and interest thereon), or to have such payment duly provided for, before the holders of the Subordinated Debt Securities shall be entitled to receive any payment of the principal of, or premium, if any, or interest, if any, on, the Subordinated Debt Securities,

(2) any payment or distribution of assets of Weyerhaeuser to which the holders of the Subordinated Debt Securities would be entitled except for the subordination provisions of the Subordinated Indenture shall be paid by the liquidating trustee or other person making such distribution directly to the holders of Senior Indebtedness or to their representative or trustee to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and

(3) in the event that, notwithstanding the foregoing, any payment or distribution of assets of Weyerhaeuser is received by the trustee under the Subordinated Indenture or the holders of any of the Subordinated Debt Securities before all Senior Indebtedness is paid in full or such payment is duly provided for, such payment or distribution will be paid over to the holders of such Senior Indebtedness or to their representative or trustee for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

Subject to the payment in full of all Senior Indebtedness upon any such distribution of assets of Weyerhaeuser, or such payment having been duly provided for, the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of cash, property or securities of Weyerhaeuser applicable to Senior Indebtedness until the principal of and premium, if any, and interest, if any, on, the Subordinated Debt Securities shall be paid in full.

By reason of such subordination, in the event of any distribution of assets of Weyerhaeuser upon dissolution, winding up, liquidation, reorganization or other similar proceedings of Weyerhaeuser:

(a) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Subordinated Debt Securities and the holders of Subordinated Debt Securities will be required to pay over their share of such distribution, to the extent made in respect of such Subordinated Debt Securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full, and

(b) creditors of Weyerhaeuser who are neither holders of Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Subordinated Debt Securities.

Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Subordinated Debt Securities.

The Subordinated Indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on, the Subordinated Debt Securities (including, without limitation, any repurchases of Subordinated Debt Securities) shall be made if there shall have occurred and be continuing:

(1) a default in the payment when due of principal of, or premium, if any, sinking funds, if any, or interest, if any, on any Senior Indebtedness of Weyerhaeuser and any applicable grace period with respect to such default shall have ended without such default having been cured or waived or ceasing to exist or such Senior Indebtedness having been paid in full, or

(2) an event of default with respect to any Senior Indebtedness of Weyerhaeuser resulting in the acceleration of the maturity thereof without such acceleration having been rescinded or annulled or such Senior Indebtedness having been paid in full.

The Subordinated Indenture provides that the subordination provisions thereof will not apply to the Subordinated Debt Securities of any series if Weyerhaeuser has effected defeasance or discharge of the Subordinated Indenture with respect to the Subordinated Debt Securities of that series as described below under “— Defeasance and Discharge”.

The Subordinated Indenture does not limit or prohibit the incurrence of Senior Indebtedness by Weyerhaeuser. Senior Indebtedness may include debt securities, indebtedness and other obligations that constitute “Senior Indebtedness” for purposes of (and which are therefore senior in right of payment to) the Subordinated Debt Securities but which are subordinate in right of payment to certain other indebtedness and obligations of Weyerhaeuser. In that regard, Weyerhaeuser may issue other debt securities or incur other indebtedness or obligations which are referred to or designated as “subordinated” securities, indebtedness or obligations but which may constitute Senior Indebtedness for purposes of the Subordinated Indenture.

If this prospectus is being delivered in connection with the offering of Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated or deemed to be incorporated by reference herein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date. That prospectus supplement may further describe the provisions, if any, applicable to the subordination of those Subordinated Debt Securities, including any changes to the subordination provisions described in this prospectus.

As defined in the Subordinated Indenture, “Senior Indebtedness” means:

(a) the principal of, and premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) on, and any other amounts payable by Weyerhaeuser in respect of, indebtedness of Weyerhaeuser for borrowed money or indebtedness of Weyerhaeuser evidenced by any bond, note, debenture or other similar instrument,

(b) all obligations of Weyerhaeuser to pay the deferred purchase price of property, excluding trade accounts payable arising in the ordinary course of business,

(c) all obligations of Weyerhaeuser for the payment of money under a capitalized lease obligation or a synthetic lease obligation,

(d) all obligations of Weyerhaeuser for the payment of money under any financial agreement designed to manage Weyerhaeuser’s exposure to fluctuations in interest rates, currency exchange rates or commodity prices, including, without limitation, swap agreements, cap agreements, floor agreements, collar agreements and forward purchase agreements,

(e) all obligations of Weyerhaeuser for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction,

(f) all liability of others described in any of the preceding clauses (a) through (e) that Weyerhaeuser has guaranteed or that is otherwise its legal liability, and

(g) any deferral, renewal, extension or refunding of any liability or obligation of Weyerhaeuser of the types referred to in any of clauses (a) through (f) above,

in each case unless, in the instrument creating or evidencing any such indebtedness, liability or obligation or any such deferral, renewal, extension or refunding or pursuant to which the same is outstanding, it is expressly provided that such indebtedness, liability or obligation is not senior or prior in right of payment to the Subordinated Debt Securities or ranks pari passu with or subordinate to the Subordinated Debt Securities in right of payment; provided that, notwithstanding the foregoing, the following shall not constitute Senior Indebtedness:

(1) the Subordinated Debt Securities or any obligations or liabilities of Weyerhaeuser thereunder or under the Subordinated Indenture,

(2) any liability for federal, state, local or other taxes owed by Weyerhaeuser,

(3) any amounts owed by Weyerhaeuser to its officers or employees or for services rendered to Weyerhaeuser,

(4) capital stock of Weyerhaeuser, and

(5) any liability, obligation or capital stock of others described in any of the preceding clauses (2) through (4) that Weyerhaeuser has guaranteed or that is otherwise its legal liability.

Unless otherwise indicated in the applicable prospectus supplement, none of the Subordinated Debt Securities will be entitled to the benefit of any covenants restricting Weyerhaeuser or any of its subsidiaries from, among other things, incurring indebtedness secured by mortgages or other liens or entering into sale and leaseback transactions.

Subordination of Junior Subordinated Debt Securities

Unless otherwise indicated in an applicable prospectus supplement, the following provisions will apply to the Junior Subordinated Debt Securities.

The payment of the principal of, premium, if any, and interest, if any, on the Junior Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Junior Subordinated Indenture, in right of payment to the prior payment in full of all Senior Debt which may at any time and from time to time be outstanding. Unless otherwise provided in the applicable prospectus supplement with respect to an issue of Junior Subordinated Debt Securities, in the event of any distribution of assets of Weyerhaeuser to creditors upon any dissolution, winding up, liquidation or reorganization of Weyerhaeuser, whether voluntary or involuntary, or in bankruptcy, insolvency, reorganization, receivership or other similar proceedings or upon any assignment for the benefit of creditors or any other marshaling of assets or liabilities of Weyerhaeuser:

(1) the holders of Senior Debt shall be entitled to receive payment in full of all Senior Debt (including, if applicable, all principal thereof and premium, if any, and interest thereon), or to have such payment duly provided for, before the holders of the Junior Subordinated Debt Securities shall be entitled to receive any payment of the principal of, or premium, if any, or interest, if any, on, the Junior Subordinated Debt Securities,

(2) any payment or distribution of assets of Weyerhaeuser to which the holders of the Junior Subordinated Debt Securities would be entitled except for the subordination provisions of the Junior Subordinated Indenture shall be paid by the liquidating trustee or other person making such distribution directly to the holders of Senior Debt or to their representative or trustee to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt, and

(3) in the event that, notwithstanding the foregoing, any payment or distribution of assets of Weyerhaeuser is received by the trustee under the Junior Subordinated Indenture or the holders of any of the Junior Subordinated Debt Securities before all Senior Debt is paid in full or such payment is duly provided for, such payment or distribution will be paid over to the holders of such Senior Debt or to their representative or trustee for application to the payment of all such Senior Debt remaining unpaid until all such Senior Debt has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

Subject to the payment in full of all Senior Debt upon any such distribution of assets of Weyerhaeuser, or such payment having been duly provided for, the holders of the Junior Subordinated Debt Securities will be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of cash, property or securities of Weyerhaeuser applicable to Senior Debt until the principal of and premium, if any, and interest, if any, on, the Junior Subordinated Debt Securities shall be paid in full.

By reason of such subordination, in the event of any distribution of assets of Weyerhaeuser upon dissolution, winding up, liquidation, reorganization or other similar proceedings of Weyerhaeuser:

(a) holders of Senior Debt will be entitled to be paid in full before payments may be made on the Junior Subordinated Debt Securities and the holders of Junior Subordinated Debt Securities will be required to pay over their share of such distribution, to the extent made in respect of such Junior Subordinated Debt Securities, to the holders of Senior Debt until such Senior Debt is paid in full, and

(b) creditors of Weyerhaeuser who are neither holders of Junior Subordinated Debt Securities nor holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Junior Subordinated Debt Securities.

Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Junior Subordinated Debt Securities.

The Junior Subordinated Indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on, the Junior Subordinated Debt Securities (including, without limitation, any repurchases of Junior Subordinated Debt Securities) shall be made if there shall have occurred and be continuing:

(1) a default in the payment when due of principal of, or premium, if any, sinking funds, if any, or interest, if any, on any Senior Debt of Weyerhaeuser and any applicable grace period with respect to such default shall have ended without such default having been cured or waived or ceasing to exist or such Senior Debt having been paid in full, or

(2) an event of default with respect to any Senior Debt of Weyerhaeuser resulting in the acceleration of the maturity thereof without such acceleration having been rescinded or annulled or such Senior Debt having been paid in full.

The Junior Subordinated Indenture provides that the subordination provisions thereof will not apply to the Junior Subordinated Debt Securities of any series if Weyerhaeuser has effected defeasance or discharge of the Junior Subordinated Indenture with respect to the Junior Subordinated Debt Securities of that series as described below under “— Defeasance and Discharge”.

The Junior Subordinated Indenture does not limit or prohibit the incurrence of Senior Debt by Weyerhaeuser. Senior Debt may include debt securities, indebtedness and other obligations that constitute “Senior Debt” for purposes of (and which are therefore senior in right of payment to) the Junior Subordinated Debt Securities but which are subordinate in right of payment to certain other indebtedness and obligations of Weyerhaeuser. In that regard, Weyerhaeuser may issue other debt securities or incur other indebtedness or obligations which are referred to or designated as “junior subordinated” securities, indebtedness or obligations but which may constitute Senior Debt for purposes of the Junior Subordinated Indenture.

If this prospectus is being delivered in connection with the offering of Junior Subordinated Debt Securities, the accompanying prospectus supplement or the information incorporated or deemed to be incorporated by reference herein will set forth the approximate amount of Senior Debt outstanding as of a recent date. That prospectus supplement may further describe the provisions, if any, applicable to the subordination of those Junior Subordinated Debt Securities, including any changes to the subordination provisions described in this prospectus.

As defined in the Junior Subordinated Indenture, “Senior Debt” means:

(a) the principal of, and premium, if any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) on, and any other amounts payable by Weyerhaeuser in respect of, indebtedness of Weyerhaeuser for borrowed money or indebtedness of Weyerhaeuser evidenced by any bond, note, debenture or other similar instrument,

(b) all obligations of Weyerhaeuser to pay the deferred purchase price of property, excluding trade accounts payable arising in the ordinary course of business,

(c) all obligations of Weyerhaeuser for the payment of money under a capitalized lease obligation or a synthetic lease obligation,

(d) all obligations of Weyerhaeuser for the payment of money under any financial agreement designed to manage Weyerhaeuser’s exposure to fluctuations in interest rates, currency exchange rates or commodity prices, including, without limitation, swap agreements, cap agreements, floor agreements, collar agreements and forward purchase agreements,

(e) all obligations of Weyerhaeuser for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction,

(f) all liability of others described in any of the preceding clauses (a) through (e) that Weyerhaeuser has guaranteed or that is otherwise its legal liability, and

(g) any deferral, renewal, extension or refunding of any liability or obligation of Weyerhaeuser of the types referred to in any of clauses (a) through (f) above,

in each case unless, in the instrument creating or evidencing any such indebtedness, liability or obligation or any such deferral, renewal, extension or refunding or pursuant to which the same is outstanding, it is expressly provided that such indebtedness, liability or obligation is not senior or prior in right of payment to the Junior Subordinated Debt Securities or ranks pari passu with or subordinate to the Junior Subordinated Debt Securities in right of payment; provided that, notwithstanding the foregoing, the following shall not constitute Senior Debt:

(1) the Junior Subordinated Debt Securities or any obligations or liabilities of Weyerhaeuser thereunder or under the Junior Subordinated Indenture,

(2) any liability for federal, state, local or other taxes owed by Weyerhaeuser,

(3) any amounts owed by Weyerhaeuser to its officers or employees or for services rendered to Weyerhaeuser,

(4) capital stock of Weyerhaeuser, and

(5) any liability, obligation or capital stock of others described in any of the preceding clauses (2) through (4) that Weyerhaeuser has guaranteed or that is otherwise its legal liability.

Unless otherwise indicated in the applicable prospectus supplement, none of the Junior Subordinated Debt Securities will be entitled to the benefit of any covenants restricting us or any of our subsidiaries from, among other things, incurring indebtedness secured by mortgages or other liens or entering into sale or leaseback transactions.

Conversion Rights

The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Shares or other securities of Weyerhaeuser will be set forth in the prospectus supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Weyerhaeuser, and may include provisions pursuant to which the number of Common Shares or other securities of Weyerhaeuser to be received by the holders of Debt Securities would be subject to adjustment.

Events of Default

An Event of Default will occur under the applicable Indenture with respect to any series of Debt Securities issued under that Indenture if:

(a) Weyerhaeuser fails to pay when due any installment of interest on any of the Debt Securities of that series and that default continues for 30 days (in the case of the Subordinated Indenture or the Junior Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions thereof),

(b) Weyerhaeuser fails to pay when due all or any part of the principal of and premium, if any, on any of the Debt Securities of that series, whether at maturity, upon redemption, upon acceleration or otherwise (in the case of the Subordinated Indenture or the Junior Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions thereof),

(c) Weyerhaeuser fails to deposit any sinking fund payment when due on any of the Debt Securities of that series (in the case of the Subordinated Indenture or the Junior Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions thereof),

(d) Weyerhaeuser defaults in the performance of, or breaches, any other covenant or warranty in respect of the Debt Securities of that series and that default or breach continues for 90 days after written notice by the trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of all series issued under that Indenture affected by that default or breach, or

(e) specified events of bankruptcy, insolvency or reorganization with respect to Weyerhaeuser have occurred and are continuing.

If an Event of Default due to the failure to pay the principal of, or any premium, interest or sinking fund payment, if any, on, any series of Debt Securities issued under any Indenture or the breach of any other covenant or warranty of Weyerhaeuser applicable to less than all series of Debt Securities issued under that Indenture then outstanding has occurred and is continuing, either the trustee or the holders of 25% in principal amount of the Debt Securities of such series then outstanding under such Indenture, each such series voting as a separate class, may declare the principal of and accrued interest on all the Debt Securities of such series to be due and payable immediately. If an Event of Default due to a default in the performance of any other covenant or agreement in an Indenture applicable to all Debt Securities outstanding under such Indenture or due to specified events of bankruptcy, insolvency or reorganization of Weyerhaeuser has occurred and is continuing, either the trustee or the holders of 25% in principal amount of all Debt Securities then outstanding under such Indenture, treated as one class, may declare the principal of and accrued interest on all the Debt Securities outstanding under such Indenture to be due and payable immediately.

The holders of a majority in principal amount of the Debt Securities of such series (or of all series issued under such Indenture, as the case may be) then outstanding may waive all defaults with respect to such series (or with respect to all series outstanding under such Indenture, as the case may be) and rescind a declaration of acceleration if, prior to the entry of a judgment or decree with respect to that acceleration, Weyerhaeuser pays or deposits with the applicable trustee a sum sufficient to pay all matured installments of interest on the outstanding Debt Securities of such series (or of all the Debt Securities outstanding under such Indenture, as the case may be) and the principal of all Debt Securities of such series (or of all the Debt Securities outstanding under such Indenture, as the case may be) that have become due otherwise than by acceleration and other expenses specified in such Indenture, and if all other Events of Default under such Indenture have been cured, waived or otherwise remedied as permitted by such Indenture. In addition, prior to the declaration of the acceleration of the maturity of the Debt Securities of any series issued under any Indenture, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (or of all series outstanding under such Indenture, as the case may be) may waive any past default or Event of Default, except a default in payment of principal of or premium, if any, or interest, if any, on such Debt Securities and except a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each such Debt Security affected.

The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee, provided that the direction is in accordance with law and the provisions of applicable Indenture and subject to exceptions provided in such Indenture. Before proceeding to exercise any right or power under any Indenture at the direction of a holder or holders, the applicable trustee is entitled to receive from that holder or holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with that direction.

Weyerhaeuser is required to furnish to each trustee annually a statement of two of its officers to the effect that, to their knowledge, Weyerhaeuser is not in default in the performance of the terms of the applicable Indenture or, if they have knowledge that Weyerhaeuser is in default, specifying the default.

Each Indenture requires the trustee to give to all holders of Debt Securities of any series outstanding under that Indenture notice of any default by Weyerhaeuser with respect to that series, unless that default has been cured or waived. However, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any outstanding Debt Securities of that series, the trustee is entitled to withhold that notice in the event that the board of directors, the executive committee or a trust committee of directors, trustees or specified officers of the trustee in good faith determine that withholding that notice is in the interest of the holders of the outstanding Debt Securities of that series.

Defeasance and Discharge

The following defeasance provision will apply to the Debt Securities of each series unless the applicable prospectus supplement provides otherwise.

Each Indenture provides that, unless the terms of any series of Debt Securities issued under that Indenture provide otherwise, Weyerhaeuser will be discharged from its obligations in respect of that Indenture (with respect to the Debt Securities of that series) and the outstanding Debt Securities of that series (which we refer to as “defeasance”), including, in the case of the Senior Indenture, its obligation to comply with the provisions referred to above under “— Certain Covenants with Respect to Senior Debt Securities,” if applicable, but excluding in the case of each Indenture other specified provisions of the applicable Indenture, such as the right of holders of Debt Securities of that series to receive payments of principal and interest, if any, on the original stated due dates (but not upon acceleration), and obligations to register the transfer of or exchange outstanding Debt Securities of that series and to replace stolen, lost or mutilated certificates. In order to effect the defeasance of its obligations with respect to the outstanding Debt Securities of any series, Weyerhaeuser must, among other things:

(a) irrevocably deposit in trust cash, or U.S. Government Obligations, as defined in the applicable Indenture, which through the payment of interest and principal in accordance with their terms will provide cash, in an amount sufficient to pay the principal of, premium, if any and interest, if any, on and mandatory sinking fund payments, if any, in respect of the outstanding Debt Securities of the applicable series when those payments are due in accordance with the terms of the applicable Indenture and those Debt Securities, and

(b) deliver to the applicable trustee an officers’ certificate or an opinion of counsel to the effect that Weyerhaeuser has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that holders of the Debt Securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Any such defeasance with respect to the outstanding Debt Securities of any series shall be effective on the 121st day after the date of the deposit referred to in clause (a) above.

Each Indenture also provides that if (a) Weyerhaeuser has paid the principal of and premium, if any, and interest, if any, on all the outstanding Debt Securities of any series under that Indenture, (b) Weyerhaeuser has delivered to the applicable trustee for cancellation all Debt Securities of any series issued under that Indenture or (c)(1) all of the Debt Securities of any series issued under that Indenture have become due and payable, or are to become due and payable within one year or are to be called for redemption within one year, and (2) Weyerhaeuser irrevocably deposits in trust cash, or U.S. Government Obligations which through the payment of interest and principal will provide cash, sufficient to pay upon maturity or redemption, as the case may be, all Debt Securities of that series, then such Indenture will cease to be of further effect with respect to the Debt Securities of that series (which we refer to as “discharge”), except specified provisions of that Indenture, such as the right of the Holders of Debt Securities of that series to receive payments of principal and interest, if any, upon the original stated due dates (but not upon acceleration), and obligations to register the transfer of and exchange outstanding Debt Securities of that series and to replace stolen, lost or mutilated certificates.

Modification of the Indentures

Each Indenture provides that Weyerhaeuser and the applicable trustee may enter into supplemental indentures without the consent of the holders of any Debt Securities to, among other things:

•	secure the Debt Securities of one or more series issued under that Indenture,
•	evidence the assumption by a successor person of Weyerhaeuser’s obligations under that Indenture and the Debt Securities issued under that Indenture,
•	add covenants for the protection of the holders of Debt Securities issued under that Indenture,
•	cure any ambiguity or correct or supplement any defect or inconsistency in that Indenture or to make other changes the Board of Directors deems necessary or desirable, so long as none of those actions adversely affects the interests of the holders of Debt Securities issued under that Indenture,
•	establish the form or terms of the Debt Securities of any series issued under that Indenture, and
•	evidence the acceptance of the appointment by a successor trustee.

Each Indenture also contains provisions permitting Weyerhaeuser and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series issued under that Indenture affected, voting as one class, to enter into supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, that Indenture or modifying in any manner the rights of the holders of the Debt Securities of each series issued under that Indenture so affected. However, Weyerhaeuser may not, without the consent of the holder of each outstanding Debt Security issued under that Indenture so affected:

•	extend the final maturity of any such Debt Security,
•	reduce the principal amount of any such Debt Security,
•	reduce the rate or extend the time of payment of interest on any such Debt Security,
•	reduce any amount payable on redemption of any such Debt Security,
•	impair the right of any holder of any such Debt Security to institute suit for the payment of any such Debt Security,
•	in the case of the Subordinated Indenture, modify the subordination provisions or the definition of Senior Indebtedness in a manner adverse to the holders of the Subordinated Debt Securities;
•	in the case of the Junior Subordinated Indenture, modify the subordination provisions or the definition of Senior Debt in a manner adverse to the holders of the Junior Subordinated Debt Securities; or
•	reduce the percentage in principal amount of Debt Securities of any series the consent of the holders of which is required for any supplemental indenture described in this paragraph.

The Subordinated Indenture will provide that no supplemental indenture shall directly or indirectly modify or eliminate the subordination provisions therein or the definition of “Senior Indebtedness” in any manner which might terminate or impair the subordination of the Subordinated Debt Securities to Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness then outstanding. The Junior Subordinated Indenture will provide that no supplemental indenture shall directly or indirectly modify or eliminate the subordination provisions therein or the definition of “Senior Debt” in any manner which might terminate or impair the subordination of the Junior Subordinated Debt Securities to Senior Debt without the prior written consent of the holders of the Senior Debt then outstanding.

Consolidation, Merger, Conveyance or Transfer

Weyerhaeuser may, without the consent of the trustee or the holders of Debt Securities under any Indenture, consolidate or merge with, or convey, sell or lease all or substantially all of its assets to, any other entity, provided that any successor must be an entity organized under the laws of the United States of America or any State and must expressly assume all obligations of Weyerhaeuser under those Debt Securities by supplemental indenture executed by such entity and that other conditions are met. Following a sale or other conveyance, except by lease, of all or substantially all of Weyerhaeuser’s assets, Weyerhaeuser will be relieved of all obligations under that Indenture and those Debt Securities.

Applicable Law

The Debt Securities and the Indentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the Senior Indenture. In the ordinary course of business, the trustee and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Weyerhaeuser Company consists of:

•	400,000,000 common shares having a par value of $1.25 per share (the “Common Shares”);
•	7,000,000 preferred shares having a par value of $1.00 per share, issuable in series (the “Preferred Shares”); and
•	40,000,000 preference shares having a par value of $1.00 per share, issuable in series (the “Preference Shares”).

At December 31, 2008, there were outstanding:

•	211,289,320 Common Shares,
•	employee stock options to purchase an aggregate of approximately 10,493,000 Common Shares,
•	restricted stock units issuable into a maximum of 673,000 Common Shares,
•	performance share units issuable into a maximum of 227,000 Common Shares,
•	no Preferred Shares and
•	no Preference Shares.

Anti-Takeover Effect of Charter and Bylaw Provisions and Washington Law

Our Restated Articles of Incorporation and Bylaws and Washington law contain provisions that could delay, deter or prevent a change in control of Weyerhaeuser. These provisions include:

•	the classification of our Board of Directors into three classes serving staggered three-year terms, so that no more than approximately one-third of our directors can be replaced at any annual meeting;
•	the ability of our Board of Directors, without shareholder approval, to cause the issuance of Preferred Shares and Preference Shares with rights and privileges established by the Board of Directors;
•	a provision requiring the affirmative vote of the holders of at least 80% of the votes entitled to be cast generally in the election of our directors to approve certain transactions with any “interested shareholder” (defined, in general, to include a person owning 10% or more of the votes entitled to be cast by the holders of all outstanding shares of our voting stock) unless that transaction is approved by a majority of our “continuing directors” (as defined);
•	a provision specifying that the exact number of our directors shall be fixed by resolution of our Board of Directors and that any vacancy in our Board of Directors and any newly created directorships resulting from an increase in the number of directors shall be filled solely by the remaining directors;
•	certain advance notice provisions in order for shareholders to nominate persons for election as directors, and for shareholder proposals to be brought before an annual meeting of shareholders; and
•	provisions requiring a super-majority vote for our shareholders to amend or repeal certain of the anti-takeover provisions in our Restated Articles of Incorporation and Bylaws.

In addition, Washington law provides that if a person or person (an “acquiring person”) beneficially acquires 10 percent or more of the outstanding voting shares of a target Washington corporation, such as Weyerhaeuser, the target corporation may not enter into a “significant business transaction” for a period of five years following the acquisition of such shares by the acquiring person. These prohibited business transactions also include similar transactions with affiliates or associates of the acquiring person. However, the restriction does not apply if the acquisition of such shares or the “significant business transaction” is approved by a majority of the members of the board of directors of the target corporation prior to the acquisition of such shares by such acquiring person.

“Significant business transaction” is defined under Washington law to include:

•	a merger, share exchange or consolidation of a target corporation with the acquiring person;
•	a sale, lease, exchange, mortgage, pledge, transfer, or other disposition or encumbrance, whether in one transaction or a series of transactions, to or with such acquiring person of assets having an aggregate market value equal to five percent or more of (i) the aggregate market value of all the assets of a target corporation on a consolidated basis, (ii) the aggregate market value of all outstanding shares of a target corporation, or (iii) the earning power or net income of a targeted corporation on a consolidated basis;
•	the termination of five percent or more of the employees of a target corporation or its subsidiaries employed in the State of Washington, whether at one time or over a period of five years as a result of the acquiring person’s acquisition of 10 percent or more of the shares of such target corporation;
•	the issuance or transfer to an acquiring person, whether in one transaction or a series of transactions, of shares, options, warrants or rights to acquire shares of a target corporation or one of its subsidiaries, unless the issuance is pursuant to the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to, all shareholders or all holders of such options, warrants, or rights;
•	the redemption by a target corporation or one of its subsidiaries from an acquiring person, whether in one transaction or a series of transactions, of shares, options, warrants or rights to acquire shares of a target corporation or one of its subsidiaries that are beneficially owned by an acquiring person, unless the redemption is pursuant to a redemption made pro rata to, all shareholders or holders of such options, warrants, or rights;
•	the liquidation or dissolution of a target corporation pursuant to an agreement with an acquiring person;
•	a reclassification of securities, including without limitation, any shares split, shares dividend, or other distribution of shares in respect of stock, or any reverse shares split or recapitalization of a target corporation, or a merger or consolidation of a target corporation with one of its subsidiaries pursuant to an agreement with an acquiring person that has the effect, directly or indirectly, of increasing the proportionate ownership by the acquiring person of outstanding shares of a class or series of voting shares or securities convertible into voting shares of such target corporation or its subsidiary; or
•	a receipt by an acquiring person of the direct or indirect benefit of loans, advances, guarantees, pledges, or other financial assistance or tax credits or other tax advantages provided by or through such target corporation, except proportionately as a shareholder of the target corporation.

Washington law further provides that except for transactions approved by a majority of the board of directors of a target corporation, a target corporation may not engage at any time in a merger, share exchange or consolidation with an acquiring person or its affiliate or associate, or liquidate or dissolve pursuant to an agreement with an acquiring person, unless either:

•	the aggregate consideration received by the shareholders of such target corporation is at least equal to the market value of such target corporation’s shares at certain defined points in time and the consideration is paid promptly in cash to the shareholders, or
•	the transaction is approved at a meeting of such target corporation’s shareholders, no earlier than five years after the acquisition of 10 percent or more of such target corporation’s voting stock by an acquiring person. This approval must be by the votes of a majority of shareholders entitled to be counted within each voting group of shareholders entitled to vote separately on the transaction. However, the shares owned by the acquiring person may not be voted.

Transactions that do not comply with the above-described requirements are void under Washington law.

These provisions of Washington law and of our restated Articles of Incorporation and Bylaws may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our capital stock and also could limit the price investors are willing to pay for shares of our capital stock.

The foregoing description of some of the anti-takeover provisions of our Restated Articles of Incorporation and Bylaws and of Washington law does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Restated Articles of Incorporation and Bylaws and the provisions of applicable Washington law. You may obtain copies of our Restated Articles of Incorporation and Bylaws as described under “Where You Can Find More Information” in this prospectus.

DESCRIPTION OF PREFERRED SHARES

The following is a description of certain general terms and provisions of our Preferred Shares. This description does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the provisions of our Restated Articles of Incorporation and the articles of amendment of such Restated Articles of Incorporation relating to the applicable series of Preferred Shares (the “Articles of Amendment”). These documents have been or will be filed or incorporated by reference as:

•	exhibits to the registration statement of which this prospectus is a part or
•	exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus at or prior to the time issuance of such series of Preferred Shares.

You may obtain copies of those exhibits as described below under the heading “Where You Can Find More Information.”

The following description provides some general terms and provisions of the Preferred Shares to which any prospectus supplement may relate. Other specific terms of such Preferred Shares will be described in the applicable prospectus supplement. To the extent that any particular terms of the Preferred Shares described in the prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus will be deemed to have been superseded by the terms described in that prospectus supplement.

General

Our Restated Articles of Incorporation authorizes the issuance of 7,000,000 Preferred Shares having a par value of $1.00 per share. Our Board of Directors has the authority, without action by our shareholders, to approve the issuance of Preferred Shares from time to time in one or more series. Our Restated Articles of Incorporation provide that all Preferred Shares will be identical, except as to the following rights and preferences which may be established by our Board of Directors:

•	voting rights;
•	dividend rate;
•	terms and conditions of redemption;
•	the amount payable in the event of voluntary or involuntary liquidation, provided that the aggregate amount so payable with respect to all series of Preferred Shares may not exceed $350 million in the aggregate;
•	sinking fund provisions; and
•	terms and conditions of conversion.

Our Board of Directors, without shareholder approval, could authorize the issuance of Preferred Shares with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Shares, Preference Shares or other series of Preferred Shares or that could have the effect of delaying, deferring or preventing a change in control of Weyerhaeuser. All Preferred Shares will rank senior to Common Shares with respect to accrued dividends and assets available upon our liquidation. Unless otherwise specified in the applicable prospectus supplement, all Preferred Shares will rank pari passu with the Preference Shares with respect to accrued dividends and senior to the Preference Shares with respect to assets available upon our liquidation. There are currently no Preferred Shares outstanding.

The prospectus supplement relating to the Preferred Shares of any series will describe their specific terms, including, where applicable:

•	the specific designation and number of shares of such series;
•	any liquidation preference per share;
•	any date of maturity;
•	any redemption, payment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rate or dates will be determined);
•	any voting rights;
•	the currency or units based on or relating to currencies in which such Preferred Shares are denominated and/or payment will or may be payable;
•	the methods by which amounts payable in respect of such Preferred Shares may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;
•	the place or places where dividends and other payments on such Preferred Shares will be payable; and
•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The holders of Preferred Shares will have no preemptive rights. If specified in the applicable prospectus supplement, the Preferred Shares of any series offered thereby may be convertible into or exchangeable for other securities of Weyerhaeuser. Preferred Shares offered by a prospectus supplement, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. All Preferred Shares will be of equal rank with each other with respect to the payment of dividends and the distribution of assets upon our liquidation, regardless of series.

Dividends

Holders of Preferred Shares of each series will be entitled to receive, when, and if declared by our Board of Directors out of funds legally available therefor, cumulative dividends at the rate, if any, determined by our Board of Directors for such series, and no more. Dividends, if any, on the Preferred Shares of any series will accrue on a daily basis from the date our Board of Directors may fix for any series. Unless dividends at the rate, if any, prescribed for each series of Preferred Shares shall have been declared and paid or set apart for payment in full on all outstanding Preferred Shares for all past dividend periods and the current dividend period:

•	no dividends shall be declared or paid upon any Common Shares or other class of shares ranking as to dividends subordinate to the Preferred Shares, and
•	no sum or sums shall be set aside for the redemption of Preferred Shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of Preferred Shares.

Accrued and unpaid dividends on the Preferred Shares will not bear interest.

Liquidation

In the event of voluntary or involuntary liquidation of Weyerhaeuser, before any distribution of assets shall be made to the holders of any Common Shares or other class of shares ranking as to assets subordinate to the Preferred Shares, the holders of the Preferred Shares of each series shall be entitled to receive out of the assets of Weyerhaeuser available for distribution to its shareholders the sum of the liquidation preference for such series and an amount equal to all accrued and unpaid dividends, if any, thereon. If, in the event of such liquidation, the assets of Weyerhaeuser available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the Preferred Shares of each series of the respective amounts to which they are entitled upon such liquidation, then those assets will be distributed ratably among such holders in proportion to such respective amounts. After payment in full of the respective amounts to which the holders of Preferred Shares are entitled upon such liquidation, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by Weyerhaeuser. The following actions will not be deemed to be a voluntary or involuntary liquidation:

•	the consolidation or merger of Weyerhaeuser with or into any other corporation or corporations,
•	the sale or lease of all or substantially all of the assets of Weyerhaeuser or

•	the merger or consolidation of any other corporation into and with Weyerhaeuser.

Voting

The Preferred Shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement and as required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of Preferred Shares, each series of Preferred Shares will be entitled to one vote (not as a class) on each matter submitted to a vote at a meeting of shareholders. As long as any Preferred Shares are outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, amend our Restated Articles of Incorporation for the purpose of, or take any other action to:

•	increase the aggregate number of Preferred Shares or shares of any other class ranking as to dividends or assets on a parity with or prior to the Preferred Shares;
•	change the designations, preferences, limitations, voting or other relative rights of the Preferred Shares or of any outstanding series of Preferred Shares;
•	effect an exchange, reclassification or cancellation of all or part of the Preferred Shares;
•	change the Preferred Shares into the same or different number of shares, with or without par value of the same or any other class; or
•	cancel or otherwise affect dividends on the Preferred Shares of any series that have accrued, but have not been declared.

Whenever dividends shall be in arrears on the Preferred Shares in an aggregate amount equal to at least six quarterly dividends, whether or not consecutive, then the holders of Preferred Shares, voting as a class, will exclusively be entitled to elect two additional directors to our Board of Directors beyond the number specified in the Bylaws to be elected by all shareholders and beyond the number that may be elected by the holders of the Preference Shares.

At any time when the holders of the Preferred Shares shall become entitled to elect additional directors as provided in the preceding paragraph, the maximum number of members of our Board of Directors shall be automatically increased by two directors and the vacancies so created shall be filled only by the vote of holders of Preferred Shares. Those voting rights may be exercised initially either at a special meeting of the holders of the Preferred Shares or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at such annual meetings. If the office of any directors elected pursuant to the special voting rights of the Preferred Shares becomes vacant, the remaining director elected pursuant to the special voting rights of Preferred Shares shall choose the successor, who shall hold office for the unexpired term of the predecessor. The special voting rights of Preferred Shares shall continue until all arrears in payment of quarterly dividends on the Preferred Shares shall have been paid and dividends on Preferred Shares for the then current quarter shall have declared and paid or set apart for payment. Upon any termination of the special voting rights of the Preferred Shares, the term of office of the directors elected by the Preferred Shares shall terminate immediately and the maximum authorized number of members of our Board of Directors shall automatically be reduced accordingly.

Transfer Agent and Registrar

The Transfer Agent and Registrar for any series of Preferred Shares will be specified in the applicable prospectus supplement.

DESCRIPTION OF PREFERENCE SHARES

The following is a description of certain general terms and provisions of our Preference Shares. This description does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the provisions of our Restated Articles of Incorporation and the articles of amendment of such Restated Articles of Incorporation relating to the applicable series of Preference Shares (the “Articles of Amendment”). These have been or will be filed or incorporated by references as:

•	exhibits to the registration statement of which this prospectus is a part or
•	exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus before such series of Preference Shares are issued.

You may obtain copies of those exhibits as described below under the heading “Where You Can Find More Information.”

The following description provides some general terms and provisions of the Preference Shares to which any prospectus supplement may relate. Other specific terms of such Preference Shares will be described in the applicable prospectus supplement. To the extent that any particular terms of the Preference Shares described in the prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus will be deemed to have been superseded by the terms described in that prospectus supplement.

General

Our Restated Articles of Incorporation authorizes the issuance of 40,000,000 Preference Shares having a par value of $1.00 per share. Our Board of Directors has the authority, without action by our shareholders, to approve the issuance of Preference Shares from time to time in one or more series. Our Restated Articles of Incorporation provide that all Preference Shares will be identical, except as to the following rights and preferences which may be established by our Board of Directors:

•	voting rights,
•	dividend rate,
•	terms and conditions of redemption,
•	amount payable in the event of voluntary or involuntary liquidation,
•	sinking fund provisions and
•	terms and conditions of conversion.

Our Board of Directors, without shareholder approval, could authorize the issuance of Preference Shares with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Shares, Preferred Shares or other series of Preference Shares or that could have the effect of delaying, deferring or preventing a change in control of Weyerhaeuser. All Preference Shares will rank senior to Common Shares with respect to accrued dividends and assets available upon our liquidation. Unless otherwise specified in the applicable prospectus supplement, all Preference Shares will rank pari passu with Preferred Shares with respect to accrued dividends and subordinate to Preferred Shares with respect to assets available upon our liquidation. There are currently no Preference Shares outstanding.

The prospectus supplement relating to the Preference Shares of any series will describe their specific terms, including, where applicable:

•	the specific designation, number of shares and purchase price;
•	any liquidation preference per share;
•	any date of maturity;
•	any redemption, payment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rate or dates will be determined);
•	any voting rights;
•	the currency or units based on or relating to currencies in which such Preference Shares are denominated and/or payment will or may be payable;
•	the methods by which amounts payable in respect of such Preference Shares may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;
•	the place or places where dividends and other payments on such Preference Shares will be payable; and
•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

The holders of Preference Shares will have no preemptive rights. If specified in the applicable prospectus supplement, the Preference Shares of any series offered thereby may be convertible into or exchangeable for other securities of Weyerhaeuser. Preference Shares offered by a prospectus supplement, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. All Preference Shares will be of equal rank with each other, with respect to the payment of dividends and the distribution of assets upon our liquidation, regardless of series.

Dividends

Holders of Preference Shares of each series will be entitled to receive, when, as and if declared by our Board of Directors out of funds legally available therefor, cumulative dividends at the rate, if any, determined by our Board of Directors for such series, and no more. Dividends, if any, on the Preference Shares of any series will accrue on a daily basis from the date our Board of Directors may fix for any series. Unless dividends at the rate, if any, prescribed for each series of Preference Shares shall have been declared and paid or set apart for payment in full on all outstanding Preference Shares for all past dividend periods and the current dividend period:

•	no dividends shall be declared or paid upon any Common Shares or other class of shares ranking as to dividends subordinate to the Preference Shares, and
•	no sum or sums shall be set aside for the redemption of Preference Shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of Preference Shares.

Accrued and unpaid dividends on the Preference Shares will not bear interest.

Liquidation

In the event of voluntary or involuntary liquidation of Weyerhaeuser, before any distribution of assets shall be made to the holders of any Common Shares or other class of shares ranking as to assets subordinate to the Preference Shares, the holders of the Preference Shares of each series shall be entitled to receive out of the assets of Weyerhaeuser available for distribution to its shareholders the sum of the liquidation preference for such series and an amount equal to all accrued and unpaid dividends, if any, thereon, but the holders of the Preference Shares will not be entitled to receive the liquidation amount of such shares until the liquidation amount of all Preferred Shares at the time outstanding shall have been paid in full. If, in the event of such liquidation and after full payment of preferential amounts to which the holders of any outstanding Preferred Shares are entitled, the assets of Weyerhaeuser available for distribution to its shareholders shall be insufficient to permit full payment to the holders of Preference Shares of each series of the respective amounts to which they are entitled upon such liquidation, then those assets shall be distributed ratably among such holders in proportion to such respective amounts. After payment in full of the respective amounts to which the holders of the Preference Shares are entitled upon such liquidation, the holders of such Preference Shares shall not be entitled to any further participation in any distribution of assets by Weyerhaeuser. The following actions will not be deemed to be a voluntary or involuntary liquidation:

•	the consolidation or merger of Weyerhaeuser with or into any other corporation or corporations,
•	the sale or lease of all or substantially all of the assets of Weyerhaeuser or
•	the merger or consolidation of any other corporation into and with Weyerhaeuser.

Voting

The Preference Shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement and as required by applicable law. As long as any Preference Shares are outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding Preference Shares, amend our Restated Articles of Incorporation for the purpose of, or take any other action to:

•	increase the aggregate number of Preferred Shares or Preference Shares or shares of any other class ranking as to dividends or assets on a parity with or prior to the Preference Shares;
•	change the designations, preferences, limitations, voting or other relative rights of the Preference Shares or of any outstanding series of Preference Shares;
•	effect an exchange, reclassification or cancellation of all or part of the Preference Shares;
•	change the Preference Shares into the same or different number of shares, with or without par value, of the same or any other class; or
•	cancel or otherwise affect dividends on the Preference Shares of any series which have accrued but have not been declared.

Whenever dividends on the Preference Shares shall be in arrears in an aggregate amount equal to at least six quarterly dividends, whether or not consecutive, then the holders of Preference Shares, voting as a class, will be exclusively entitled to elect two additional directors to our Board of Directors beyond the number specified in the Bylaws to be elected by all shareholders and beyond the number that may be elected by the holders of the Preferred Shares.

At any time when the holders of the Preference Shares shall become entitled to elect additional directors as provided in the preceding paragraph, the maximum number of members of our Board of Directors shall be automatically increased by two directors and the vacancies so created shall be filled only by the vote of holders of Preference Shares. Those voting rights may be exercised initially either at a special meeting of the holders of the Preference Shares or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at such annual meetings. If the office of any directors elected pursuant to the special voting rights of the Preference Shares becomes vacant, the remaining director elected pursuant to the special voting rights of Preference Shares shall choose the successor, who shall hold office for the unexpired term of the predecessor. The special voting rights of Preference Shares shall continue until all arrears in payment of quarterly dividends on the Preference Shares shall have been paid and dividends on Preference Shares for the then current quarter shall have declared and paid or set apart for payment. Upon any termination of the special voting rights of the Preference Shares, the term of office of the directors elected by the Preference Shares shall terminate immediately and the maximum authorized number of members of our Board of Directors shall automatically be reduced accordingly.

Transfer Agent and Registrar

The Transfer Agent and Registrar for any series of Preference Shares will be specified in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

Weyerhaeuser may offer depositary shares (“Depositary Shares”) representing fractional interests in the Preferred Shares or Preference Shares of any series. If Weyerhaeuser issues any Depositary Shares, Weyerhaeuser will enter into a deposit agreement (“Deposit Agreement”) with a bank or trust company, as depositary (with respect to such Deposit Agreement, the “Depositary”). The Depositary will be named in the applicable prospectus supplement. Depositary Shares will be evidenced by depositary receipts (“Depositary Receipts”) issued pursuant to the related Deposit Agreement.

We provide a summary below of selected provisions of the Deposit Agreement, the Depositary Shares and Depositary Receipts relating to any series Preferred Shares or Preference Shares. This summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of such Deposit Agreement and the related Depositary Receipts. Forms of the Deposit Agreement and the Depositary Receipts have been or will be filed or incorporated by references as exhibits to registration statement of which this prospectus is part or as exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain copies of those exhibits as described below under the heading “Where You Can Find More Information.”

The following summary provides some general terms of the Deposit Agreement, Depositary Shares and Depositary Receipt to which any prospectus supplement may relate. Other specific terms of such Deposit Agreement, Depositary Shares and Depositary Receipts will be described in the applicable prospectus supplement. To the extent that any particular terms of the Deposit Agreement, Depositary Shares or Depositary Receipts described in the prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus will be deemed to have been superseded by the terms described in that prospectus supplement.

General

We may, at our option, elect to offer fractional shares of Preferred Shares or Preference Shares, rather than full shares of Preferred Shares or Preference Shares. In the event we choose to do so, we will cause the applicable Depositary to issue Depositary Receipts evidencing the related Depositary Shares. Each Depositary Share will represent a fractional interest, to be set forth in the applicable prospectus supplement, of a share of a particular series of Preferred Shares or Preference Shares as described below.

The shares of any series of Preferred Shares or Preference Shares represented by Depositary Shares will be deposited under a separate Deposit Agreement between Weyerhaeuser and the applicable Depositary. Any Depositary we select must be a bank or trust company with its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the Deposit Agreement, each holder of a Depositary Receipt will be entitled to a proportionate share of the rights and preferences of the Preferred Shares or Preference Shares applicable to the fraction of a share of Preferred Shares or Preference Shares represented by the related Depositary Share. These rights may include dividend, redemption, voting, conversion and liquidation rights, although these rights may be affected in certain circumstances as discussed below.

Depositary Shares may be issued in respect of Preferred Shares or Preference Shares of any series. Immediately following any issuance of such Preferred Shares or Preference Shares, Weyerhaeuser will deposit such Preferred Shares or Preference Shares with the relevant Depositary. The Depositary will issue the related Depositary Receipts on behalf of Weyerhaeuser.

The applicable prospectus supplement relating to the Depositary Shares will describe their specific terms, including, where applicable:

•	the terms of the series of Preferred Shares or Preference Shares deposited by Weyerhaeuser under the related Deposit Agreement,
•	the number of such Depositary Shares and the fraction of one share of such Preferred Shares or Preference Shares represented by one such Depositary Share,
•	whether such Depositary Shares will be listed on any securities exchange and
•	any other specific terms of such Depositary Shares and the related Deposit Agreement.

Depositary Receipts may be surrendered for transfer or exchange at any office or agency of the relevant Depositary maintained for that purpose, subject to the terms of the related Deposit Agreement. Unless otherwise specified in the applicable prospectus supplement, Depositary Receipts will be issued in denominations evidencing any whole number of Depositary Shares. No service charge will be made for any permitted transfer or exchange of Depositary Receipts, but Weyerhaeuser or the Depositary may require payment of any tax or other governmental charge payable in connection with a transfer or exchange.

Before the preparation of definitive Depositary Receipts, Weyerhaeuser may give the Depositary written instructions to execute and deliver temporary Depositary Receipts. These would be substantially identical to definitive Depositary Receipts, and would entitle their holders to all the rights pertaining to definitive Depositary Receipts. Depositary Receipts will then be prepared without unreasonable delay, and the temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at our expense.

Dividends and Other Distributions

The Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Preferred Shares or Preference Shares to the record holders of Depositary Receipts relating to such Preferred Shares or Preference Shares. To the extent possible, the distribution would be in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary will distribute only such amounts, however, as can be distributed without distributing to any holder of Depositary Receipts a fraction of one cent and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Depositary for distribution to record holders of those Depositary Receipts.

In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of the applicable Depositary Receipts, insofar as possible, in proportion to the number of Depositary Shares owned by such holders on the relevant record date. However, the Depositary may determine that it is not feasible to make such a distribution. It may then, with our approval, adopt the method that the Depositary deems equitable and practicable to effect the distribution. This method may include the sale (public or private) of such property and the distribution of the net proceeds from the sale to holders of the Depositary Receipts.

The Deposit Agreement also may contain provisions relating to the manner in which any subscription or similar rights offering offered by Weyerhaeuser to holders of the related series of Preferred Shares or Preference Shares will be made available to holders of Depositary Receipts.

The amount distributed in any of these cases will be reduced by any amount required to be withheld by Weyerhaeuser or the Depositary on account of taxes.

Redemption and Repurchase of Preferred Shares or Preference Shares

If a redeemable series of Preferred Shares or Preference Shares represented by Depositary Shares is called for redemption, the Depositary Shares will be redeemed using the proceeds received by the Depositary from the redemption of any shares of such series of Preferred Shares or Preference Shares held by the Depositary. The Depositary Shares will be redeemed at a price per Depositary Share equal to the applicable fraction of the redemption price and any other amounts or property per share payable with respect to the shares of Preferred Shares or Preference Shares so redeemed. Whenever we redeem shares of Preferred Shares or Preference Shares held by the Depositary and pay the Depositary in full for the redeemed shares, the Depositary will redeem as of the same date the number of Depositary Shares representing shares of Preferred Shares or Preference Shares so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary will select the Depositary Shares to be redeemed. The Depositary will select the shares by lot or pro rata or by any other equitable method it chooses. If only part of the Depositary Shares evidenced by a Depositary Receipt are to be redeemed, a new Depositary Receipt will be issued for any Depositary Shares that are not redeemed.

After the redemption date, the Depositary Shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the related Depositary Receipts with respect to the Depositary Shares called for redemption will cease, except the right to receive the redemption amount payable upon surrender of Depositary Receipts to the Depositary.

Depositary Shares, as such, are not subject to repurchase by us at the option of the holders. However, the Preferred Shares or Preference Shares represented by Depositary Shares may be subject to repurchase at the option of the holders. In that case, the related Depositary Receipts may be surrendered by their holders to the Depositary with written instructions to the Depositary to instruct us to repurchase the Preferred Shares or Preference Shares represented by the Depositary Shares evidenced by such Depositary Receipts. Such repurchase would be at the repurchase price specified in the related prospectus supplement. If we receive such instructions and have funds legally available for repurchase, we will repurchase the requisite whole number of shares of such Preferred Shares or Preference Shares from the Depositary. The Depositary in turn will repurchase the related Depositary Receipts. Holders will only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Shares or Preference Shares. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts or property per share payable with respect to the Preferred Shares or Preference Shares multiplied by the fraction of a share of Preferred Share or Preference Share represented by one Depositary Share. If only part of the Depositary Shares evidenced by a Depositary Receipt are to be repurchased, one or more new Depositary Receipts will be issued for any Depositary Shares not repurchased.

Withdrawal of Preferred Shares or Preference Shares

Unless the related Depositary Shares have already been called for redemption, holders of Depositary Receipts may surrender their Depositary Receipts at the applicable office or agency of the Depositary and receive the number of whole shares of the related series of Preferred Shares or Preference Shares and any money or other property represented by such Depositary Receipts. Holders of Depositary Receipts making such withdrawals will be entitled to receive whole shares of Preferred Shares or Preference Shares on the basis described in the related prospectus supplement, but the holders of those whole shares of Preferred Shares or Preference Shares will no longer be entitled to deposit those Preferred Shares or Preference Shares under the Deposit Agreement or to receive Depositary Receipts in exchange for those shares. If a holder surrenders the Depositary Receipts that evidence more Depositary Shares than the number of whole shares of Preferred Shares or Preference Shares to be withdrawn, the Depositary will deliver a new Depositary Receipt evidencing such excess number of Depositary Shares, as well as the whole shares withdrawn.

Voting Deposited Preferred Shares and Preference Shares

If the Depositary receives notice of any meeting at which the holders of any series of deposited Preferred Shares or Preference Shares are entitled to vote, the Depositary will mail the information contained in the meeting notice to the record holders of the related Depositary Receipts. The record date for the holders of the Depositary Receipts will be the same date as the record date for the related series of Preferred Shares or Preference Shares. Each record holder of such Depositary Receipts on the record date will be entitled to instruct the Depositary how to vote the number of Preferred Shares or Preference Shares represented by the holder’s Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of Preferred Shares or Preference Shares represented by such Depositary Shares in accordance with such instructions., We will agree to take all reasonable actions that the Depositary deems necessary to enable the Depositary to do so. The Depositary will abstain from voting any Preferred Shares or Preference Shares for which it does not receive specific voting instructions from the holders of the related Depositary Receipts.

Amendment and Termination of Deposit Agreement

Weyerhaeuser and the Depositary may amend the form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of the Depositary Receipts issued under any Deposit Agreement or the related Depositary Shares will not be effective unless the amendment has been approved by the holders of at least a majority of such Depositary Shares then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which such Depositary Shares may be listed). No such amendment may impair the right of any holder of Depositary Receipts, subject to the conditions specified in the applicable Deposit Agreement, to receive the related Preferred Shares or Preference Shares upon surrender of such Depositary Receipts as described above. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective, and any transferee of such holder, shall be deemed by continuing to hold such Depositary Receipt, or by reason of the acquisition of that Depositary Receipt, to consent and agree to such amendment and to be bound by the amended Deposit Agreement.

The Deposit Agreement automatically terminates if

•	all outstanding Depositary Shares issued thereunder have been redeemed; or
•	each share of Preferred Shares and Preference Shares deposited thereunder has been converted into or exchanged for other securities or has been withdrawn; or
•	there has been a final distribution in respect of the Preferred Shares or Preference Shares deposited thereunder in connection with any liquidation, dissolution or winding up of Weyerhaeuser; and
•	such distribution has been distributed to the holders of related Depositary Receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all fees and expenses of the Depositary in connection with the initial deposit of the relevant series of Preferred Shares or Preference Shares. We also will pay all fees and expenses incurred by the Depositary in connection with the performance of its duties under the Deposit Agreement. Holders of Depositary Receipts will pay all other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

Resignation and Removal of Depositary

The Depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the Depositary. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal. Any successor Depositary must be a bank or trust company with its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The Depositary will forward to the holders of the applicable Depositary Receipts all reports and communications from us which are delivered to the Depositary with respect to the deposited Preferred Shares or Preference Shares.

Neither the Depositary nor Weyerhaeuser will be liable if either of them is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of Weyerhaeuser and the Depositary under the Deposit Agreement will be limited to performance of their duties thereunder in good faith and without gross negligence and willful misconduct. They will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Shares or Preference Shares unless satisfactory indemnity is furnished. They may rely on:

•	written advice of counsel or accountants,
•	information provided by holders of Depositary Receipts,
•	information provided by other person believed to be competent and
•	documents believed to be genuine.

DESCRIPTION OF COMMON SHARES

The following is a description of certain general terms and provisions of our Common Shares. The following summary is not complete. It is subject to, and is qualified in its entirety by reference to, the provisions of our Restated Articles of Incorporation and Bylaws. These documents have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain copies of those exhibits as described below under the heading “Where You Can Find More Information.”

General

Our Common Shares will be, when issued against full payment of the purchase price therefor, fully paid and nonassessable. Our Common Shares do not carry any preemptive rights enabling a holder to subscribe for or receive any additional securities that we may issue from time to time. The rights of holders of Common Shares may be adversely affected by the rights of holders of any Preferred Shares and any Preference Shares that may be issued and outstanding from time to time. Our Board of Directors, without shareholder approval, could authorize the issuance of Preferred Shares and Preference Shares with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Shares and that could have the effect of delaying, deferring or preventing a change in control of Weyerhaeuser. Our Board of Directors also could authorize the issuance of additional Common Shares from time to time without shareholder approval. No conversion rights, redemption rights or sinking fund provisions are applicable to our Common Shares.

Dividends

The holders of our Common Shares are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available for distribution. These dividends may be paid only out of funds remaining after full cumulative dividends upon all outstanding Preferred Shares and Preference Shares have been paid or set apart for payment for all past dividend periods and the then current dividend period.

Liquidation Rights

Upon any voluntary or involuntary liquidation of Weyerhaeuser, the holders of our Common Shares will be entitled to receive ratably, after payment of or provision for all of our debts and liabilities and payment of all sums to which holders of any Preferred Shares or Preference Shares may be entitled, all of the remaining assets of Weyerhaeuser.

Voting Rights

The holders of Common Shares currently possess exclusive voting rights on all matters submitted to our shareholders. Our Board of Directors may also specify voting rights with respect to Preferred Shares or Preference Shares that may be issued in the future. Each holder of Common Shares is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors, which means that the holders of a majority of the shares entitled to vote for the election of our directors can elect all of our directors then standing for election. Our Restated Articles of Incorporation provide that our Board of Directors must consist of not fewer than nine nor more than 13 directors. The exact number of Directors is fixed from time to time by resolution adopted by our Board of Directors. Our Restated Articles of Incorporation also provide that the directors are divided into three classes serving staggered terms of three years each, with each class to be as nearly equal in number as possible. Weyerhaeuser’s Board of Directors is currently comprised of 12 directors divided into three classes of four each. The directors of the class elected at each annual election hold office for a term of three years, with the term of each class expiring at successive annual meetings of stockholders.

DESCRIPTION OF WARRANTS

We may issue Warrants, including Warrants to purchase Debt Securities (“Debt Warrants”), as well as Warrants to purchase other securities. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. The Warrants are to be issued under warrant agreements (each a “Warrant Agreement”) to be entered into between Weyerhaeuser and a bank or trust company, as warrant agent (the “Warrant Agent”). Certain terms of any Warrants we may offer will be described in the prospectus supplement relating to the Warrants being offered.

The following is a description of certain general terms and provisions of the Warrants and the related Warrant Agreement to which any prospectus supplement may relate. This description is not complete. It is subject to, and is qualified in its entirety by reference to, the provisions of the applicable Warrant Agreement and the certificates evidencing such Warrants. Forms of the Warrant Agreement and the certificates evidencing the related Warrants have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents incorporated or deemed to be incorporated by reference in this prospectus. You may obtain copies of those exhibits as described below under the heading “Where You Can Find More Information.”

The following describes general terms and provisions of the Warrants and the related Warrant Agreement to which any prospectus supplement may relate. Certain other specific terms of those Warrants and the related Warrant Agreement will be described in the applicable prospectus supplement. To the extent that any terms of the Warrants or the related Warrant Agreement described in a prospectus supplement differ from any of the terms described below, then such terms described below shall be deemed to have been superseded by that prospectus supplement.

Debt Warrants

The applicable prospectus supplement will describe the terms of Debt Warrants offered thereby, including the following:

•	the title of such Debt Warrants;
•	the aggregate number of such Debt Warrants;
•	the price or prices at which such Debt Warrants will be issued;
•	the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants;
•	the procedures and conditions relating to the exercise of such Debt Warrants;
•	the designation, aggregate principal amount and terms of any related Debt Securities with which such Debt Warrants are issued;
•	the number of such Debt Warrants issued with each such Debt Security, and the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable;
•	the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which such principal amount of Debt Securities may be purchased upon such exercise;
•	the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire;
•	the maximum or minimum number, if any, of such Debt Warrants which may be exercised at any time;
•	if applicable, a discussion of any material federal income tax considerations; and
•	any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

Other Warrants

We may issue Warrants to purchase securities other than Debt Securities. The applicable prospectus supplement will describe the terms of any such Warrants, including the following as applicable:

•	the title of such Warrants;
•	the securities for which such Warrants are exercisable, which may include Preferred Shares, Preference Shares or Common Shares;
•	the price or prices at which such Warrants will be issued;
•	the type and amount of securities purchasable upon exercise of such Warrants and, if applicable, the terms of such securities, and the procedures and conditions relating to the exercise of such warrants;
•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such Warrants may be payable;
•	the amount of securities purchasable upon exercise of each such Warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which such securities may be purchased upon such exercise;
•	the date on which the right to exercise such Warrants will commence, and the date on which such right will expire;
•	the maximum or minimum number, if any, of such Warrants which may be exercised at any time;
•	if applicable, the designation and terms of the securities with which such Warrants are issued, and the number of such Warrants issued with each such security and the date on and after which such Warrants and the securities will be separately transferable;
•	if applicable, a discussion of any material federal income tax considerations; and
•	any other terms of such Warrants and terms, procedures and limitations relating to the exercise of such Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the principal amount of Debt Securities or number of other securities at the exercise price described in the related prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date stated in the related prospectus supplement, unless otherwise specified. After the close of business on the expiration date, unexercised Warrants will become void.

Warrants may be exercised as set forth in the related prospectus supplement. The Warrant holder may exercise the Warrant by paying the exercise price and presenting the properly completed and duly executed Warrant certificate at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement. We will forward the securities purchasable upon such exercise as soon as practicable. If fewer than all of the Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining Warrants.

No Rights as Holders of Securities

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities or other securities purchasable upon such exercise. Warrant holders also will not be entitled to receive any payments of any principal, interest, dividends or other distributions on the securities purchasable upon such exercise.

Transfer and Exchange

Warrants may be surrendered for transfer or exchange for new Warrants of authorized denominations at any office or agency of the relevant Warrant Agent maintained for that purpose. The conditions of any such transfer or exchange will be described in the related Warrant Agreement. No service charge will be made for any permitted transfer or exchange of Warrants, but Weyerhaeuser or the Warrant Agent may require payment of any tax or other governmental charge payable in connection therewith.

Denominations

Unless otherwise specified in the applicable prospectus supplement, Warrants will be issued in denominations evidencing any whole number of Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue Stock Purchase Contracts, including contracts obligating or entitling holders to purchase from us, and us to sell to holders, a specified number of shares of Common Shares at a future date or dates. The consideration per Common Share may be fixed at the time the Stock Purchase Contracts are issued. The consideration also may be determined by reference to a specific formula in the Stock Purchase Contracts. We may issue the Stock Purchase Contracts separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and one or more of our:

•	Preferred Shares,
•	Preference Shares,
•	Debt Securities,
•	debt obligations of third parties (including U.S. Treasury securities),
•	any other security described in any applicable prospectus supplement or
•	any combination of the foregoing, which may secure the holders’ obligations to purchase the shares of Common Shares under the Stock Purchase Contracts.

The Stock Purchase Contracts may require us to make periodic payments to the holders of Stock Purchase Units or vice versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations in a specified manner. In certain circumstances, we may deliver newly issued prepaid Stock Purchase Contracts, which are referred to as “prepaid securities,” upon release to a holder of any collateral securing such holders’ obligations under the original Stock Purchase Contract. The applicable prospectus supplement will describe the specific terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, any prepaid securities. Each Stock Purchase Contract will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY ISSUANCE

The Debt Securities, Stock Purchase Contracts and Stock Purchase Units offered by any prospectus supplement may be issued in book-entry form and represented by one or more global securities, which we sometimes refer to as “Global Securities.” Global Securities will be deposited with or on behalf of a depositary identified in the applicable prospectus supplement and will be registered in the name of the depositary or its nominee. Unless and until it is exchanged for securities in definitive certificated form under the limited circumstances described below or in any other circumstances that may be described in the applicable prospectus supplement, a Global Security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or “DTC,” will act as depositary for any Global Securities. The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We take no responsibility for these operations or procedures, and investors are urged to contact DTC directly to discuss these matters. DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York,
•	a “banking organization” within the meaning of the New York Banking Law,
•	a member of the Federal Reserve System,
•	a “clearing corporation” within the meaning of New York Uniform Commercial Code, as amended, and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC participants include securities brokers and dealers, which may include one or more of the underwriters, agents or dealers involved in the distribution of the applicable securities offered by this prospectus and the applicable prospectus supplement, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, “indirect participants”) that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in Global Securities are to be accomplished by entries made on the books of its direct and indirect participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all Global Securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC’s participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the applicable securities are being redeemed, DTC will determine the amount of the interest of each direct participant in the applicable securities to be redeemed in accordance with DTC’s procedures. In any case where a vote may be required with respect to the applicable securities, neither DTC nor Cede & Co. will give consents for or vote those securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consent or voting rights of Cede & Co. to those direct participants to whose accounts the applicable securities are credited on the record date identified in a listing attached to the omnibus proxy.

Payments on Global Securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of direct and indirect participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below or under such other circumstances as may be described in the applicable prospectus supplement, purchasers of Debt Securities, Stock Purchase Contracts or Stock Purchase Units will not be entitled to have those securities registered in their names and will not receive physical delivery of certificates representing those securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the applicable securities and the applicable Indenture, Trust Agreement or other instrument or agreement pursuant to which those securities were issued.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in Global Securities.

DTC is under no obligation to provide its services as depositary for any securities and may discontinue providing its service at any time. Neither we nor the trustees or agents, as the case may be, for the applicable securities will have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of Debt Securities, Stock Purchase Contracts and Stock Purchase Units generally will not receive certificates representing their ownership interests in those securities. However, if:

•	the depositary for a Global Security notifies us that it is unwilling or unable to continue as depositary for that Global Security or the depositary for a Global Security is no longer eligible or in good standing under the Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after we receive that notice or become aware of that ineligibility, as the case may be,
•	we in our sole discretion determine that the applicable securities will no longer be represented by Global Securities or
•	an event of default (if any) with respect to the applicable securities has occurred and is continuing,

we will issue and deliver definitive certificated securities in exchange for interests in the applicable Global Security. We anticipate that those definitive certificated securities will be registered in the name or names as the depositary instructs the trustee or transfer agent, as the case may be, for those securities and that those instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the applicable Global Securities.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters, agents or dealers or directly to purchasers. Securities may be offered from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed,
•	market prices prevailing at the time of sale,
•	prices related to prevailing market prices or
•	at negotiated prices.

We may also, from time to time, authorize agents or dealers to offer and sell securities upon the terms and conditions stated in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may receive compensation from us in the form of discounts or commissions. They may also receive commissions from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Unless otherwise indicated in a prospectus supplement:

•	an agent will be acting on a reasonable efforts basis and
•	a dealer will purchase securities as principal and may then resell those securities at varying prices to be determined by the dealer.

Any discounts or commissions paid by Weyerhaeuser to any underwriters or agents in connection with the offering of securities will be stated in the applicable prospectus supplement. Any discounts, concessions or commissions allowed by underwriters to participating dealers will also be stated in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters. Any discounts and commissions received by them and any profit realized by them on resale of securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with Weyerhaeuser, to indemnification against and contribution toward specified liabilities. These liabilities may include liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to reimbursement by us for expenses.

To facilitate the offering of the securities offered by any prospectus supplement, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of those securities or other securities issuable upon conversion, exchange or exercise of those securities or the prices of which may be used to determine payments on those securities. The underwriters may overallot in connection with the offering, creating a short position in the applicable securities for their own account. In addition, to cover overallotments or to stabilize the price of the applicable securities or of any such other securities, the underwriters may bid for, and purchase, those securities or any such other securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the applicable securities in the offering. The syndicate may reclaim selling concessions if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the applicable securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase securities directly from, and we may sell securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price specified in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date stated in that prospectus supplement. Institutions with whom delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions. In all cases these institutions must be approved by us. A delayed delivery contract may be subject only to the following conditions:

•	the purchase by the applicable institution of the securities covered by that contract is not prohibited by the laws of the jurisdiction to which that institution is subject; and
•	if any of the applicable securities are being sold by underwriters, we have sold those securities to those underwriters.

A commission indicated in the applicable prospectus supplement will be paid to any underwriters or agents soliciting purchases of securities pursuant to delayed delivery contracts that are accepted by us.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

You may request a copy of our filings, at no cost, by writing or calling us at the following address and telephone number:

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, Washington 98003
Attention: Vice President, Investor Relations
Telephone: (800) 561-4405

You should rely only on the information provided in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document.

We “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. The documents listed below (other than information in such documents that is deemed not to be filed) that we have previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2008;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;
•	Current Reports on Form 8-K filed January 5, 2009, January 27, 2009, February 24, 2009 and April 21, 2009; and
•	Current Report on Form 8-K/A filed April 20, 2009.

Any filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus (other than information in such documents that is deemed not to be filed) also will be considered to be part of this prospectus and will update and supersede this information.

The information relating to us contained in this prospectus is not complete. It should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in this prospectus. It also should be read together with the information included in the applicable prospectus supplement.

The agreements included as exhibits to this registration statement or to documents incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in the registration statement of which this prospectus is a part and Weyerhaeuser’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon by Jud Jackson, Esq., Senior Legal Counsel of Weyerhaeuser Company. Mr. Jackson, in his capacity as set forth above, is paid a salary by Weyerhaeuser, participates in various employee benefit plans offered by Weyerhaeuser and holds options to acquire Weyerhaeuser Common Shares.

EXPERTS

The consolidated financial statements and schedule of Weyerhaeuser Company and subsidiaries as of December 31, 2008 and December 30, 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements refers to Weyerhaeuser’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, in 2007.

$    ,000,000

Weyerhaeuser Company

   % Notes due 2019

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Morgan Stanley
Deutsche Bank Securities
J.P. Morgan

September   , 2009